UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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ALLEGHANY CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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ALLEGHANY CORPORATION
7 Times Square Tower
New York, New York 10036

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 29, 2011 at 10:00 a.m., Local Time

RSUI Group, Inc.
945 East Paces Ferry Road, 18th Floor
Atlanta, Georgia

Alleghany Corporation (“Alleghany”) hereby gives notice that its 2011 Annual Meeting of Stockholders will be held at the offices of its subsidiary RSUI Group, Inc., 945 East Paces Ferry Road, 18th Floor, Atlanta, Georgia, on Friday, April 29, 2011 at 10:00 a.m., local time, for the following purposes:

1.	To elect three directors for terms expiring in 2014.

2.	To consider and take action upon a proposal to ratify the selection of KPMG LLP as Alleghany’s independent registered public accounting firm for the year 2011.

3.	To hold an advisory, non-binding vote on executive compensation.

4.	To hold an advisory, non-binding vote to determine the frequency of future stockholder advisory votes on executive compensation.

5.	To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Holders of Alleghany common stock at the close of business on March 7, 2011 are entitled to receive this Notice and vote for the election of directors and on each of the other matters set forth above at the 2011 Annual Meeting and any adjournments of this meeting.

You are cordially invited to be present. If you do not expect to attend in person, you may vote your shares by telephone, by the Internet, or by signing and returning the enclosed proxy card in the envelope provided. Representation of your shares is very important. We ask that you submit your proxy promptly. You may revoke your proxy at any time prior to its being voted by written notice to the Secretary of Alleghany or by voting in person at the 2011 Annual Meeting.

By order of the Board of Directors

CHRISTOPHER K. DALRYMPLE
Vice President, General Counsel
and Secretary

March 17, 2011

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2011 Annual Meeting of Stockholders to be Held on April 29, 2011: Our proxy materials relating to our 2011 Annual Meeting (notice of meeting, proxy statement, proxy and 2010 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.edocumentview.com/YAL to view and obtain the proxy materials online.

ALLEGHANY CORPORATION
7 Times Square Tower
New York, New York 10036

PROXY STATEMENT

2011 Annual Meeting of Stockholders to be held April 29, 2011

Alleghany Corporation, referred to in this proxy statement as “Alleghany,” “we,” “our,” or “us,” is providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Alleghany, or the “Board,” from holders of Alleghany’s outstanding shares of common stock entitled to vote at our 2011 Annual Meeting of Stockholders, or the “2011 Annual Meeting,” and at any and all adjournments or postponements, for the purposes referred to below and in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 17, 2011.

On March 7, 2011, 8,749,533 shares of Alleghany’s common stock were outstanding and entitled to vote. The number of shares of Alleghany common stock as of March 7, 2011, and the share ownership information provided elsewhere in these proxy materials, do not include shares Alleghany will issue in connection with a common stock dividend, consisting of one share of Alleghany common stock for every 50 shares of outstanding Alleghany common stock. Alleghany will pay this common stock dividend on April 29, 2011 to stockholders of record at the close of business on April 1, 2011. References to “common stock” in this proxy statement refer to the common stock, par value $1.00 per share, of Alleghany unless the context otherwise requires.

Information About Voting

Alleghany’s Board has fixed the close of business on March 7, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2011 Annual Meeting. Stockholders are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2011 Annual Meeting.

The presence, in person or by proxy, of holders of a majority of the outstanding shares of Alleghany’s common stock is required to constitute a quorum for the transaction of business at the 2011 Annual Meeting. Abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the 2011 Annual Meeting. Under applicable rules of the New York Stock Exchange, brokers may no longer use discretionary authority to vote shares of Alleghany’s common stock held for clients on any of the matters to be considered at the 2011 Annual Meeting other than the ratification of our selection of KPMG LLP as Alleghany’s independent accounting firm. Accordingly, it is important that, if your shares are held by a broker, you provide instructions to your broker so that your vote with respect to the election of directors and with respect to the advisory votes on executive compensation and on the frequency of future stockholder advisory votes on executive compensation are counted.

There are three ways to vote by proxy: by calling the toll free telephone number on the enclosed proxy card, by using the Internet as described on the enclosed proxy card or by returning the enclosed proxy card in the envelope provided. You may be able to vote by telephone or the Internet if your shares are held by a broker; follow their instructions.

Outstanding Equity Awards at 2010 Fiscal Year-End	61
2010 Stock Vested	63
Pension Benefits	64
Nonqualified Deferred Compensation	67
STOCKHOLDER NOMINATIONS AND PROPOSALS	70
SHARED ADDRESS STOCKHOLDERS	71
ADDITIONAL INFORMATION	72

PRINCIPAL STOCKHOLDERS

We believe that, as of March 7, 2011, approximately 22.7% (but see Note (2) below) of our outstanding common stock was beneficially owned by the estate of F.M. Kirby, Allan P. Kirby, Jr. and Grace Kirby Culbertson, the sister of F.M. Kirby and Allan P. Kirby, Jr., primarily through a number of family trusts. The following table sets forth such beneficial ownership of common stock of each of the foregoing, as well as other persons who, based upon filings made by them with the U.S. Securities and Exchange Commission, or the “SEC,” were the beneficial owners of more than five percent of our outstanding common stock.

	Amount and Nature of Beneficial Ownership(1)(2)
	Sole Voting	Shared Voting Power
Name and Address	Power and/or Sole	and/or Shared			Percent
of Beneficial Owner	Investment Power	Investment Power	Total		of Class

Estate of F.M. Kirby	342,712	750,479	1,093,191	(3)	12.5
17 DeHart Street, P.O. Box 151, Morristown, NJ 07963
Allan P. Kirby, Jr.	575,583	—	575,583	(4)	6.6
14 E. Main Street, P.O. Box 90, Mendham, NJ 07945
Grace Kirby Culbertson	173,882	146,840	320,722	(5)	3.7
Blue Mill Road, Morristown, NJ 07960
Franklin Mutual Advisers, LLC	852,297	—	852,297	(6)	9.7
101 John F. Kennedy Parkway, Short Hills, NJ 07078
Artisan Partners Limited Partnership	—	840,550	840,550	(7)	9.6
875 E. Wisconsin Avenue, Suite 800, Milwaukee, WI 53202
Royce & Associates, LLC	585,173	—	585,173	(8)	6.7
1414 Avenue of the Americas, New York, NY 10019

(1)	Except as described in Note (3) below, the stock ownership information in the table is as of March 7, 2011.

(2)	Amounts in table do not reflect shares of common stock that may be held by the estate or one or more beneficiaries of the estate of Ann Kirby Kirby, a sister of F.M. Kirby, Allan P. Kirby, Jr. and Grace Kirby Culbertson. Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to Alleghany, and had declined to supply information with respect to her ownership of common stock. Since her death, the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of common stock by her estate or its beneficiaries; therefore, Alleghany does not know whether her estate or any beneficiary of her estate beneficially owns more than five percent of its common stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the SEC reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of Alleghany, or “Old Alleghany.” Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of common stock for each share of Old Alleghany common stock. If Mrs. Kirby, her estate and her beneficiaries had continued to hold in the aggregate the 710,667 shares reported in the Schedule 13D statement filed with the SEC in 1982 together with all stock dividends received in consequence through the date hereof, her beneficial ownership of common stock would have increased by 455,241 shares.

(3)	This information is based upon information provided to Alleghany by Mr. F.M. Kirby in January 2011 prior to his death in February 2011. Includes 232,368 shares that were held by Mr. Kirby directly. Also includes 110,344 shares of common stock held by a trust for the benefit of Mr. Kirby’s children, of which Mr. Kirby was sole trustee; 548,167 shares held by a trust of which Mr. Kirby was co-trustee and primary beneficiary; and 202,312 shares held by trusts for the benefit of Mr. Kirby’s children and his children’s descendants as to which Mr. Kirby had been granted a proxy.

(4)	Includes 324,363 shares of common stock held by a trust of which Mr. Allan P. Kirby, Jr. is co-trustee (with the final right to vote) and beneficiary; and 7,125 shares issuable under stock options granted pursuant to the 2005 Directors’ Stock Plan, or the “2005 Directors’ Plan” and the 2000 Directors’ Stock Option Plan, or the “2000 Directors’ Plan.” Mr. Kirby held 244,095 shares directly.

(5)	Includes 36,840 shares of common stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 110,000 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 173,882 shares directly.

(6)	According to an amendment dated January 27, 2011 to a Schedule 13G statement filed by Franklin Mutual Advisers, LLC, or “Franklin,” Franklin had sole voting power and sole dispositive power over 852,297 shares of common stock. The statement indicated that such shares may be deemed to be beneficially owned by Franklin, an investment advisory subsidiary of Franklin Resources, Inc., or “FRI,” and that, under Franklin’s advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Charles B. Johnson and Rupert H. Johnson, Jr. were the principal shareholders of FRI, but beneficial ownership of the shares reported therein is not attributed to FRI or Messrs. Johnson because Franklin exercises voting and investment powers over such shares independently of FRI and Messrs. Johnson. Franklin disclaimed any economic interest in or beneficial ownership of such shares.

(7)	According to an amendment dated February 11, 2011 to a Schedule 13G statement filed jointly by Artisan Partners Limited Partnership, an investment adviser (“Artisan Partners”), Artisan Investment Corporation, the general partner of Artisan Partners (“Artisan Corp.”), ZFIC, Inc., the sole stockholder of Artisan Corp. (“ZFIC”), and Andrew A. Ziegler and Carlene M. Ziegler, the principal stockholders of ZFIC (who, together with Artisan Partners, Artisan Corp. and ZFIC, are referred to herein as “Artisan Parties”), the Artisan Parties share voting and dispositive power over 823,485 shares of common stock, and share dispositive power over an additional 17,065 shares of common stock. The statement indicated that such shares had been acquired on behalf of discretionary clients of Artisan Partners, persons other than Artisan Partners are entitled to receive all dividends from and proceeds from the sale of such shares, and to the knowledge of the Artisan Parties none of such persons has an economic interest in more than 5% of the class.

(8)	According to an amendment dated January 11, 2011 to a Schedule 13G statement filed by Royce & Associates, LLC, an investment advisor, Royce & Associates, LLC has sole voting power and sole dispositive power over 585,173 shares of common stock.

ALLEGHANY CORPORATE GOVERNANCE

Board of Directors

Pursuant to Alleghany’s Restated Certificate of Incorporation and By-Laws, Alleghany’s Board is divided into three separate classes of directors which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years. Currently, there are three standing committees of the Board, consisting of an Audit Committee, Compensation Committee and Nominating and Governance Committee. Additional information regarding these committees is set out below. Alleghany’s Board currently consists of eleven directors. Allan P. Kirby, Jr., a director of Alleghany since 1963, retired as a director of Alleghany effective as of the 2010 Annual Meeting of Stockholders on April 23, 2010.

The Board held seven meetings in 2010. Each director attended more than 75% of the aggregate number of meetings of the Board and meetings of the committees of the Board on which he served that were held in 2010. There are two regularly scheduled executive sessions for non-management directors of Alleghany and one regularly scheduled executive session for independent directors each year. The Chairman, who is currently an independent director, presides at these executive sessions. Alleghany does not have a policy with regard to attendance by directors at Annual Meetings of Stockholders. Three directors attended the 2010 Annual Meeting of Stockholders.

Director Independence

Pursuant to the New York Stock Exchange’s listing standards, Alleghany is required to have a majority of independent directors, and no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Alleghany. The Board has determined that Rex D. Adams, Karen Brenner, Dan R. Carmichael, Jefferson W. Kirby, William K. Lavin, Thomas S. Johnson, Phillip M. Martineau, James F. Will and Raymond L.M. Wong have no material relationship with Alleghany other than in their capacities as members of the Board and committees thereof, and thus are independent directors of Alleghany, based upon the fact that none of such directors has any material relationship with Alleghany either directly or as a partner, shareholder or officer of an organization that has a relationship with Alleghany. As a result, nine of Alleghany’s current eleven directors are independent directors. Two of the three director nominees, Messrs. Adams and Jefferson W. Kirby, are independent. The third director nominee, Weston M. Hicks, is President and chief executive officer of Alleghany and is not independent. Prior to his retirement as a director in April 2010, the Board had determined that Allan P. Kirby, Jr. had no material relationship with Alleghany other than in his capacity as a member of the Board and committees thereof, and thus was an independent director of Alleghany, based upon the fact that he did not have any material relationship with Alleghany either directly or as a partner, shareholder or officer of an organization that has a relationship with Alleghany.

Board Leadership

Currently the positions of Chairman, and President and chief executive officer, are separate. It is the policy of the Board that the Chairman should not be an Alleghany officer. The current Chairman is an independent director. Pursuant to the Corporate Governance Guidelines of Alleghany, or the “Corporate Governance Guidelines,” the duties of the Chairman include providing leadership to the Board in managing the business of the Board and ensuring that there is an effective structure for the operation of the Board and its committees. The Board believes that its leadership structure is appropriate given the historical development of the composition of the Board and management and the Corporate Governance Guidelines, Alleghany’s long-term principal stockholders and the significant tenure of a majority of its members.

Board Role in Risk Oversight

The Board oversees risk management directly and through its Audit Committee, Compensation Committee and Nominating and Governance Committee. Alleghany management has several committees that it uses group-wide to monitor and manage risk, including a Risk Management Committee, Reinsurance Security Committee, Investment Committee and Legal Compliance Committee. Alleghany management regularly reports to the Board and, as appropriate, to the committees of the Board on management’s activities and risk tolerances. Each year at the Board’s December or January meeting, the Board receives a formal report on enterprise risk management and, at the same meeting, considers Alleghany’s five-year strategic plan and the evaluation of the chief executive officer, allowing the Board to consider risk and risk management in the context of the strategic plan and management’s performance. At the Audit Committee’s June meeting, it receives a formal report on enterprise risk management and legal compliance, which is also copied to the Board, and the Audit Committee subsequently reports thereon to the Board. The Board believes that risk oversight is a responsibility of the entire Board, and it does not look to any individual director or committee to lead it in discharging this responsibility.

Committees of the Board of Directors

Audit Committee

The current members of the Audit Committee are Messrs. Lavin (Chairman), Adams, Carmichael and Wong and Ms. Brenner. The Board has determined that each of these members has the qualifications set forth in the New York Stock Exchange’s listing standards regarding financial literacy and accounting or related financial management expertise, and is an audit committee financial expert as defined by the SEC. The Board has also determined that each of the members of the Audit Committee is independent as defined in the New York Stock Exchange’s listing standards. The Audit Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm, including approving in advance all audit services and permissible non-audit services to be provided by the independent registered public accounting firm. The Audit Committee is also directly responsible for the evaluation of such firm’s qualifications, performance and independence. The Audit Committee also reviews and makes reports and recommendations to the Board with respect to the following matters:

•	the audited consolidated annual financial statements of Alleghany and its subsidiaries, including Alleghany’s specific disclosures under management’s discussion and analysis of financial condition and results of operation and critical accounting estimates, to be included in Alleghany’s Annual Report on Form 10-K to the SEC and whether to recommend this inclusion;

•	the unaudited consolidated quarterly financial statements of Alleghany and its subsidiaries, including management’s discussion and analysis thereof, to be included in Alleghany’s Quarterly Reports on Form 10-Q to the SEC;

•	Alleghany’s policies with respect to risk assessment and risk management;

•	the adequacy and effectiveness of Alleghany’s internal controls and disclosure controls and procedures;

•	the compensation, activities and performance of Alleghany’s internal auditors; and

•	the quality and acceptability of Alleghany’s accounting policies, including critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of Alleghany’s financial statements.

The Audit Committee held seven meetings in 2010.

Compensation Committee

The current members of the Compensation Committee are Messrs. Carmichael (Chairman), Johnson, Lavin, Martineau, Will and Wong, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Compensation Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Alleghany’s executive compensation program is administered by the Compensation Committee. Pursuant to its Charter, the Compensation Committee is, among other things, charged with:

•	reviewing and approving the financial goals and objectives relevant to the compensation of the chief executive officer;

•	evaluating the chief executive officer’s performance in light of such goals and objectives; and

•	determining the chief executive officer’s compensation based on such evaluation.

In addition, the Compensation Committee also is responsible for reviewing the annual recommendations of the chief executive officer concerning:

•	the compensation of the other Alleghany officers and proposed adjustments to such officers’ compensation; and

•	the adjustments proposed to be made to the compensation of the three most highly paid officers of each Alleghany operating subsidiary as recommended by the compensation committee for each such operating subsidiary.

The Compensation Committee provides a report on the actions described above to the Board and makes recommendations with respect to such actions to the Board as the Compensation Committee may deem appropriate. Compensation adjustments and awards are generally made annually by the Compensation Committee at a meeting in December or January.

In addition, the Compensation Committee is responsible for reviewing the compensation of the directors on an annual basis, including compensation for service on committees of the Board, and proposing changes, as appropriate, to the Board. The Compensation Committee also administers Alleghany’s 2002 Long-Term Incentive Plan, or the “2002 LTIP,” the 2007 Long-Term Incentive Plan, or the “2007 LTIP,” the 2005 Management Incentive Plan, or the “2005 MIP,” and the 2010 Management Incentive Plan, or the “2010 MIP.”

Alleghany’s Senior Vice President-Law, Robert M. Hart, supports the Compensation Committee in its work. In addition, during 2010, the Compensation Committee engaged Grahall Partners, or the “Compensation Consultant,” as independent outside compensation consultant, to advise it on executive compensation matters. The Compensation Consultant also advised the Compensation Committee and management on various executive compensation matters involving Alleghany’s operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all fees Alleghany pays to the Compensation Consultant. The Compensation Committee held five meetings in 2010.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Messrs. Adams (Chairman), Johnson, Martineau and Will and Ms. Brenner, each of whom the Board has determined is independent as defined in the New York Stock Exchange’s listing standards. The Nominating and Governance Committee operates pursuant to a Charter, a copy of which is available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices. Pursuant to its Charter, the Nominating and Governance Committee is charged with:

•	identifying and screening director candidates, consistent with criteria approved by the Board;

•	making recommendations to the Board as to persons to be (i) nominated by the Board for election to the Board by stockholders or (ii) chosen by the Board to fill newly created directorships or vacancies on the Board;

•	developing and recommending to the Board a set of corporate governance principles applicable to Alleghany; and

•	overseeing the evaluation of the Board, individual directors and Alleghany’s management.

The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to proposed director candidates. In this regard, a stockholder may submit a recommendation regarding a proposed director nominee in writing to the Nominating and Governance Committee in care of the Secretary of Alleghany at Alleghany’s principal executive offices. Any such persons recommended by a stockholder will be evaluated in the same manner as persons identified by the Nominating and Governance Committee.

The Board generally seeks members with diverse business and professional backgrounds and outstanding integrity and judgment, and such other skills and experience as will enhance the Board’s ability to best serve Alleghany’s interests. The Board has not approved any specific criteria for nominees for director and believes that establishing such criteria is best left to an evaluation of Alleghany’s needs at the time that a nomination is to be considered. In view of the infrequency of vacancies on the Board, the Nominating and Governance Committee does not have an established procedure for identifying and evaluating nominees for director or any specific qualities, skills or minimum qualifications that it believes are necessary for one or more of Alleghany’s directors to possess. In 2009, at the request of the Board, the Nominating and Governance Committee undertook a process to identify two or more new directors, which process resulted in the elections of Ms. Brenner and Mr. Martineau as directors in December 2009. The Nominating and Governance did consider diversity in setting its 2009 search criteria.

The Nominating and Governance Committee held five meetings in 2010.

Communications with Directors

Interested parties may communicate directly with any individual director, the non-management directors as a group or the Board as a whole by mailing such communication to the Secretary of Alleghany at Alleghany’s principal executive offices. Any such communications will be delivered unopened:

•	if addressed to a specific director, to such director;

•	if addressed to the non-management directors, to the Chairman of the Nominating and Governance Committee who will report thereon to the non-management directors; or

•	if addressed to the Board, to the Chairman of the Board who will report thereon to the Board.

Director Retirement Policy

Alleghany’s retirement policy for directors was adopted by Old Alleghany in 1979 and by Alleghany upon its formation in 1986. In January 2011, the retirement policy was amended to provide that, except in respect of directors serving when the policy was first adopted, a director must retire from the Board at the next Annual Meeting of Stockholders following his or her 75th birthday. Prior to the January 2011 amendment, the retirement policy had required a director to retire at the next Annual Meeting of Stockholders following his or her 72nd birthday. Mr. Burns is not subject to this retirement policy because he was a director of Old Alleghany in 1979.

Related Party Transactions

The Board has adopted a written Related Party Transaction Policy, or “the Policy.” Pursuant to the Policy, all related party transactions must be approved in advance by the Board. Under the Policy, a related party transaction means any transaction, other than compensation for services as an officer or director authorized and approved by the Compensation Committee or the Board, in which Alleghany or any of its subsidiaries is a participant and in which any:

•	director or officer of Alleghany or

•	immediate family member of such director or officer, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and any person (other than a tenant or employee) sharing the household of such director or officer, has or will have a direct or indirect material interest. A person who has a position or relationship with a firm, corporation or other entity may be deemed to have an indirect interest in any transaction in which that entity engages. However, a person is not deemed to have an interest if such interest arises only from such person’s position as a director of another corporation and/or such person’s direct and indirect ownership of less than 10% of the equity of such firm, corporation, or other entity.

Under the Policy, all newly proposed related party transactions are referred to the Nominating and Governance Committee for review and consideration of its recommendation to the Board. Following this review, the related party transaction and the Nominating and Governance Committee’s analysis and recommendations are presented to the full Board (other than any directors interested in the transaction) for approval. The Nominating and Governance Committee reviews existing related party transactions annually, with the goals of ensuring that such transactions are being pursued in accordance with all of the understandings and commitments made at the time they were approved, ensuring that payments being made with respect to such transactions are appropriately reviewed and documented, and reaffirming that such transactions remain in the best interests of Alleghany. The Nominating and Governance Committee reports any such findings to the Board.

Codes of Ethics

Alleghany has adopted a Financial Personnel Code of Ethics for its chief executive officer, chief financial officer, chief accounting officer, vice president for tax matters and all professionals serving in a finance, accounting, treasury or tax role, a Code of Ethics and Business Conduct for its directors, officers and employees, and the Corporate Governance Guidelines. Copies of each of these documents are available on Alleghany’s website at www.alleghany.com or may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices.

Majority Election of Directors

Alleghany’s By-Laws provide for a majority voting standard for the election of directors for uncontested elections. In connection with such provision of the By-Laws, the Corporate Governance Guidelines provide that a director nominee, as a condition of his or her nomination, shall tender to the Board, at the time of nomination, an irrevocable resignation in the event that the director fails to receive the majority vote required by the By-Laws, effective upon the Board’s acceptance of such resignation. In the event that a director nominee fails to receive the requisite majority vote, the Nominating and Governance Committee will evaluate such resignation in light of Alleghany’s best interests and make a recommendation to the Board as to whether the Board should accept the resignation. In making its recommendation, the Nominating and Governance Committee may consider any factors it deems relevant, including:

•	the director’s qualifications;

•	the director’s past and expected future contributions to Alleghany;

•	the overall composition of the Board; and

•	whether accepting the tendered resignation would cause Alleghany to fail to meet any applicable rule or regulation (including New York Stock Exchange listing standards and federal securities laws).

The Board, by vote of independent directors other than the director whose resignation is being evaluated, will act on the tendered resignation and will publicly disclose its decision and rationale within 90 days following certification of the stockholder vote.

Director Stock Ownership Guidelines

Directors are expected to achieve ownership of common stock, or equivalent common stock units, with a value equal to at least five times the annual board retainer within five years of election to the Board, and to maintain such a level thereafter.

SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 7, 2011, the beneficial ownership of common stock of each of the nominees named for election as a director, each of the other current directors, each of the executive officers named in the Summary Compensation Table on page 54, and all nominees, directors and executive officers as a group.

	Amount and Nature of Beneficial Ownership
	Sole Voting	Shared Voting Power
	Power and/or Sole	and/or Shared			Percent
Name of Beneficial Owner	Investment Power	Investment Power	Total		of Class

Rex D. Adams	9,338	—	9,338	(1)	0.11
Weston M. Hicks	79,377	—	79,377	(2)	0.91
Jefferson W. Kirby	68,983	159,096	228,079	(1)(3)	2.6
Karen Brenner	416	—	416	(1)	*
John J. Burns, Jr.	61,189	—	61,189	(1)(4)	0.70
Dan R. Carmichael	22,374	—	22,374	(1)(5)	0.26
Thomas S. Johnson	10,563	—	10,563	(1)	0.12
William K. Lavin	9,435	—	9,435	(1)	0.11
Phillip M. Martineau	416	—	416	(1)	*
James F. Will	18,891	1,683	20,574	(1)	0.24
Raymond L.M. Wong	4,208	—	4,208	(1)	0.05
Roger B. Gorham	9,161	—	9,161	(6)	0.11
Robert M. Hart	12,806	—	12,806	(7)	0.15
Jerry G. Borrelli	1,262	—	1,262		0.01
Christopher K. Dalrymple	1,465	—	1,465		0.02
All nominees, directors and executive officers as a group (15 persons)	309,884	160,779	470,663	(8)	5.4(9)

*	represents less than 0.01%

(1)	Includes 7,292 shares of common stock in the case of Messrs. Johnson, Lavin and Will, 6,097 shares of common stock in the case of Messrs. Adams and Carmichael, 2,098 shares of common stock in the case of Messrs. Kirby and Wong, 1,557 shares of common stock in the case of Mr. Burns and 166 shares of common stock in the case of Ms. Brenner and Mr. Martineau, issuable under stock options granted pursuant to the 2010 Directors’ Stock Plan, or the “2010 Directors’ Plan,” the 2005 Directors’ Plan and the 2000 Directors’

Plan. Also includes 250 shares of restricted common stock or restricted stock units granted to each of Messrs. Adams, Kirby, Burns, Carmichael, Johnson, Lavin, Martineau, Will and Wong and Ms. Brenner pursuant to the 2010 Directors’ Plan, which shares are subject to a one-year vesting period that will end on April 29, 2011.

(2)	Includes 29,291 shares of common stock representing a restricted stock award and subsequent stock dividends in respect thereof, which are subject to Mr. Hicks’ continuing employment with Alleghany and the achievement of certain performance goals, but does not include any shares that may be paid pursuant to outstanding restricted stock units held by Mr. Hicks.

(3)	Includes 159,096 shares of common stock held by a trust; such amount reflects Mr. Jefferson W. Kirby’s share of such trust as co-trustee and secondary beneficiary. As such shares are held by a trust of which his father, Mr. F.M. Kirby, prior to his death in February 2011, was a co-trustee and primary beneficiary, such 159,096 shares are also included in the amounts set forth for the Estate of F.M. Kirby on page 1. Mr. Jefferson W. Kirby had granted a proxy to his father with respect to an additional 22,055 shares held by a trust of which Mr. Jefferson W. Kirby is co-trustee and beneficiary and thus such additional 22,055 shares are also included in the amounts set forth for the Estate of F.M. Kirby on page 1. Mr. Jefferson W. Kirby held 68,983 shares directly, of which 1,060 shares were held by a limited partnership with Mr. Jefferson W. Kirby exercising sole voting and investment power in respect of such shares.

(4)	Includes 1,264 shares of common stock held by a trust of which Mr. Burns’ wife is sole trustee and 332 shares of common stock owned by Mr. Burns’ wife. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(5)	Includes 257 shares of common stock owned by Mr. Carmichael’s wife. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(6)	Includes 4,014 shares of common stock representing a restricted stock award and subsequent stock dividends in respect thereof, which are subject to Mr. Gorham’s continuing employment with Alleghany and the achievement of certain performance goals.

(7)	Includes 1,041 shares of common stock held by a trust of which Mr. Hart is sole trustee.

(8)	Includes a total of 1,853 shares of common stock over which certain of the above persons listed had no voting or investment power, as discussed in Notes (4) and (5) above.

(9)	Based on the number of shares of outstanding common stock as of March 7, 2011, adjusted in the case of each director to include shares of common stock issuable within 60 days upon exercise of stock options held by such director.

Section 16(a) Beneficial Ownership Reporting Compliance

Alleghany has determined that, except as set forth below, no person who at any time during 2010 was a director, officer or beneficial owner of more than 10% of common stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2010. This determination is based solely upon Alleghany’s review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which such persons submitted to Alleghany during or with respect to 2010. Mr. F.M. Kirby filed a Form 4 report on May 19, 2010 reporting a distribution of 2,204 shares of common stock paid by Alleghany as a stock dividend in April 2010 to beneficiaries of a trust of which Mr. Kirby was sole trustee.

PROPOSALS REQUIRING YOUR VOTE

Proposal 1. Election of Directors

Rex D. Adams, Weston M. Hicks and Jefferson W. Kirby have been nominated by the Board for election as directors at the 2011 Annual Meeting, each to serve for a term of three years, until the 2014 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. Adams, Hicks and Kirby were last elected by stockholders at the 2008 Annual Meeting of Stockholders held on April 25, 2008.

Proxies received from Alleghany stockholders of record will be voted for the election of the three nominees named above as Alleghany directors unless such stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason, which is not anticipated, the shares represented by proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. A nominee for director shall be elected to the Board if such nominee receives the affirmative vote of a majority of the votes cast with respect to the election of such nominee. A majority of votes cast means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” the nominee’s election. Abstentions and broker non-votes (see “Information About Voting”) do not count as votes cast “for” or “against” the nominee’s election. Abstentions and broker non-votes will be counted as present at the meeting for quorum purposes.

The following information includes the age, the year in which first elected as a director of Alleghany or Old Alleghany, the principal occupation and/or other business experience for the past five years, other public company directorships during the past five years, and the experience, qualifications, attributes and skills of each of the nominees named for election as director, and of each of the other directors of Alleghany. In addition to the information presented below regarding the specific experience, qualifications, attributes and skills that led the Board to the conclusion that each of the nominees named for election as director should be elected as a director of Alleghany, Alleghany believes that each of the nominees, and each of the other directors of Alleghany, has a reputation for integrity, honesty and for adherence to high ethical standards. Alleghany also believes that each of the nominees named for election as director, and each of the other directors of Alleghany, has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment to service to Alleghany and to the Board.

Nominees for Election:

Rex D. Adams Age 71 Director since 1999 Chairman of the Nominating and Governance Committee Member of the Audit Committee Term expires in 2011
Mr. Adams has been a director and Chairman of the Board of Directors of Invesco Ltd., an investment management company, since April 2006, and a director of Invesco Ltd. since 2001. In addition, Mr. Adams has been Dean Emeritus at the Fuqua School of Business at Duke University since December 2004.

Mr. Adams’ qualifications to serve on the Alleghany Board also include his business experience, including over 30 years as an executive of Mobil Corporation, his experience as a director on the boards of directors of other companies, particularly companies in the investment management industry, his financial literacy, his experience as the Dean and as a professor at the Fuqua School of Business at Duke University, and his experience in matters of corporate governance.

Weston M. Hicks Age 54 Director since 2004 Term expires in 2011	Mr. Hicks has been Alleghany’s President and chief executive officer since December 2004. In addition, Mr. Hicks is a director of AllianceBernstein Corporation.

Mr. Hicks’ qualifications to serve on the Alleghany Board also include his years of experience as an executive in the insurance and financial services industry, particularly his experience as Alleghany’s President and chief executive officer during the past six years, and his experience as an analyst of property and casualty insurance companies.

Jefferson W. Kirby Age 49 Director since 2006 Term expires in 2011
Mr. Kirby has been Chairman of the Board of Alleghany since July 2010. Mr. Kirby has been the Managing Member of Broadfield Capital Management, LLC, an investment advisory services company, since July 2003. Mr. Kirby also currently serves as a director of Somerset Hills Bancorp.

Mr. Kirby’s qualifications to serve on the Alleghany Board also include his over 20 years of experience in financial services and investment management, including his service as a Vice President of Alleghany from 1994 to June 2003 and as an investment manager.

Other Alleghany Directors:

John J. Burns, Jr. Age 79 Director since 1968 Term expires in 2012
Mr. Burns has been Vice Chairman of the Board of Alleghany since July 2010 and also served as Vice Chairman of the Alleghany Board and as a non-executive employee of Alleghany assisting the President and chief executive officer on investment matters from January 2005 until January 2007. Mr. Burns served as Chairman of the Board of Alleghany from January 2007 until June 2010.

Mr. Burns’ qualifications to serve on the Alleghany Board also include his business experience, particularly his over 40 years of experience as an Alleghany executive, including 17 years as President and chief operating officer and 12 years as President and chief executive officer.

Dan R. Carmichael Age 66 Director since 1993 Chairman of the Compensation Committee Member of the Audit Committee Term expires in 2012
Mr. Carmichael was President and Chief Executive Officer of Ohio Casualty Corporation, a property and casualty insurance company, from December 2000 until August 2007 when he retired in connection with Ohio Casualty’s acquisition by Liberty Mutual Group. From August 2007 until October 2008, Mr. Carmichael was a consultant to Liberty Mutual Agency Markets, a property and casualty insurance division of Liberty Mutual Group. Mr. Carmichael is currently Chairman of the Board and a director of Platinum Underwriters Holdings, Ltd.

Mr. Carmichael’s qualifications to serve on the Alleghany Board also include his over 30 years of property and casualty business experience, including as Chairman and Chief Executive Officer of Ohio Casualty Corporation; Chief Executive Officer of IVANS, Inc., a property and casualty technology solutions provider; and as a director on the boards of directors of other technology companies in the property and casualty industry, and his financial literacy.

William K. Lavin Age 66 Director since 1992 Chairman of the Audit Committee Member of the Compensation Committee Term expires in 2012
Mr. Lavin has been a financial consultant since October 1994, and currently serves as a director of Artisanal Brands, Inc.

Mr. Lavin’s qualifications to serve on the Alleghany Board also include his business experience as an executive with public and private companies, his extensive experience with public and financial accounting matters for such companies, and his financial literacy.

Raymond L.M. Wong Age 58 Director since 2006 Member of the Audit Committee Member of the Compensation Committee Term expires in 2012
Mr. Wong is currently a Managing Director of Spring Mountain Capital, LP, an investment management company which he joined in June 2007. Prior to that, from July 2002 until June 2007, Mr. Wong was the Managing Member of DeFee Lee Pond Capital LLC, a financial advisory and consulting services company.

Mr. Wong’s qualifications to serve on the Alleghany Board also include his business experience, particularly his 25 years as a managing director in the investment banking group of Merrill Lynch & Co., Inc., and his financial literacy.

Karen Brenner Age 55 Director since 2009 Member of the Audit Committee Member of the Nominating and Governance Committee Term expires in 2013
Ms. Brenner has been a Clinical Professor of Business at the Leonard N. Stern School of Business at New York University since 2008. She teaches professional responsibility in law and business, corporate governance in law and business, and corporate turnarounds in the interdepartmental markets, ethics, and law program. Ms. Brenner also has been a principal at Brenner & Company, a financial management and advisory firm she founded, since 1998.

Ms. Brenner’s qualifications to serve on the Alleghany Board also include her years of business experience as a Chief Executive Officer and/or board member of public and private companies in a wide variety of industries, and as an advisor to private equity firms, venture capital companies, boards of directors and chief executive officers focusing on enhancing value of operating companies, and her experience in corporate governance and management issues.

Thomas S. Johnson Age 70 Director since 1997 and for 1992-1993 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2013
Mr. Johnson was Chairman and Chief Executive Officer of GreenPoint Financial Corporation and its subsidiary GreenPoint Bank from 1993 until his retirement on December 31, 2004. In addition, Mr. Johnson currently serves as a director of R.R. Donnelly & Sons Company and The Phoenix Companies, Inc. and served as a director of the Federal Home Loan Mortgage Corporation during the past five years.

Mr. Johnson’s qualifications to serve on the Alleghany Board also include his over 30 years of experience as a financial services industry executive, particularly as Chairman and Chief Executive Officer of GreenPoint Financial Corporation, his experience as a director on the boards of directors of other companies, and his financial literacy.

Phillip M. Martineau Age 63 Director since 2009 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2013
Mr. Martineau has been Chairman, President and Chief Executive Officer of Pittsburgh Corning Corporation and Pittsburgh Corning Europe, building materials companies, since June 2005. Prior to that, Mr. Martineau was Chief Executive Officer and a director of High Voltage Engineering Corporation (“High Voltage”), a designer and manufacturer of power control systems, from December 2004 until February 2005. The Board of Directors of High Voltage hired Mr. Martineau as Chief Executive Officer to lead High Voltage through a restructuring under Chapter 11 of the U.S. Bankruptcy Code, which resulted in its sale to Siemens in February 2005. Mr. Martineau served as a director of Exide Technologies from May 2004 until August 2006.

Mr. Martineau’s qualifications to serve on the Alleghany Board also include his years of executive operational experience with global companies in the materials and manufacturing sectors, particularly his experience as a Chief Executive Officer of such companies, as well as his experience as a director on the boards of directors of other companies.

James F. Will Age 72 Director since 1992 Member of the Compensation Committee Member of the Nominating and Governance Committee Term expires in 2013
Mr. Will was the President of Saint Vincent College from July 2000 until his retirement in June 2006, at which time he was named Vice Chancellor and President Emeritus of Saint Vincent College.

Mr. Will’s qualifications to serve on the Alleghany Board also include his over 20 years of experience as an executive in the steel industry, particularly his tenure as President and Chief Executive Officer of Armco Inc., a steel manufacturing and metals processing company, and his experience as President of Saint Vincent College.

COMPENSATION OF DIRECTORS

The information under this heading relates to the compensation during 2010 of those persons who served as directors of Alleghany at any time during 2010, except for Mr. Hicks, whose compensation is reflected in the Summary Compensation Table on page 54.

2010 Director Compensation

	Fees
	Earned	Stock	Option
	or Paid	Awards	Awards	All Other
Name	in Cash	(1)	(2)	Compensation(3)	Total

Rex D. Adams	$72,000	$75,180	$66,252	—	$213,432
Karen Brenner	$66,000	$75,180	$66,252	—	$207,432
John J. Burns, Jr.	$300,000	$75,180	$66,252	$28,530	$469,962
Dan R. Carmichael	$75,000	$75,180	$66,252	—	$216,432
Thomas S. Johnson	$60,750	$75,180	$66,252	—	$202,182
Allan P. Kirby, Jr.(4)	$16,500	—	—	—	$16,500
Jefferson W. Kirby	$75,000	$75,180	$66,252	—	$216,432
William K. Lavin	$85,000	$75,180	$66,252	—	$226,432
Phillip M. Martineau	$63,500	$75,180	$66,252	—	$204,932
James F. Will	$60,000	$75,180	$66,252	—	$201,432
Raymond L.M. Wong	$64,000	$75,180	$66,252	—	$205,432

(1)	Represents the grant date fair value of the award of 250 shares of restricted stock or 250 restricted stock units (each equivalent to one share of common stock) made to each non-employee director under the 2010 Directors’ Plan on April 26, 2010, and computed in accordance with FASB Accounting Standards Codification Topic 718, or “ASC 718.”

(2)	Represents the grant date fair value dollar amount of a stock option for 500 shares of common stock made to each non-employee director under the 2010 Directors’ Plan on April 26, 2010, and computed in accordance with ASC 718. The amount of outstanding options held at December 31, 2010 by each director pursuant to outstanding stock options was as follows: 7,795 for each of Messrs. Johnson, Lavin and Will; 7,295 for Allan P. Kirby, Jr.; 6,600 for each of Messrs. Adams and Carmichael; 2,602 for each of Messrs. Jefferson W. Kirby and Wong; 2,060 for Mr. Burns; and 500 for each of Ms. Brenner and Mr. Martineau.

(3)	Reflects a payment of $16,926, representing the dollar value of the insurance premiums paid by Alleghany for the benefit of Mr. Burns for life insurance maintained on his behalf pursuant to Alleghany’s life insurance program in which retired Alleghany officers are eligible to participate, and a payment of $11,604, representing the reimbursement of taxes, and the reimbursement itself, on income imputed to Mr. Burns pursuant to such life insurance program.

(4)	Mr. Allan P. Kirby, Jr., retired as a director in April 2010 and did not receive any award of restricted stock, restricted stock units or stock options during 2010.

Fees Earned or Paid in Cash

Each director who is not an Alleghany officer or serving as Chairman or Vice Chairman of the Board receives an annual retainer of $40,000, payable in cash. The Chairman of the Board receives an annual retainer of $140,000. Arrangements with the Vice Chairman of the Board, including an annual retainer of $200,000, payable in cash, are described below. The Chairman of the Audit Committee receives an annual fee of $30,000, and each other member receives an annual fee of $15,000. The Chairman of the Compensation Committee receives an annual fee of $15,000, and each other member receives an annual fee of $10,000. The Chairman of the Nominating and Governance Committee receives an annual fee of $12,000, and each other member receives an annual fee of $7,000.

Stock Awards and Option Awards

Pursuant to the 2010 Directors’ Plan, each year as of the first business day following the Annual Meeting of Stockholders, each individual who was elected, re-elected or continues as a member of the Board and who is not an employee of Alleghany or any of its subsidiaries receives:

•	a stock option to purchase 500 shares of common stock, subject to anti-dilution adjustments, at an exercise price equal to the fair market value on the date of grant; and

•	at the individual director’s election, either (i) 250 shares of restricted common stock or (ii) 250 restricted stock units, each equivalent to one share of common stock, which are subject to potential forfeiture until the first Annual Meeting of Stockholders following the date of grant, and restrictions upon transfer until the third anniversary of the date of grant.

On April 26, 2010, each eligible director received a stock option to purchase 500 shares of common stock at an exercise price of $300.72 per share and either (i) 250 shares of restricted common stock or (ii) 250 restricted stock units. Each director is permitted to defer payment of the restricted stock units, and all whole restricted stock units will be paid in the form of whole shares of common stock.

Arrangements with the Vice Chairman of the Board

Mr. Burns was Chairman of the Board through June 30, 2010. Subsequent to the election of Mr. Jefferson W. Kirby as Chairman of the Board effective July 1, 2010, Mr. Burns has remained on the Board as Vice Chairman and a director. For his service as Vice Chairman of the Board, Mr. Burns receives an annual retainer of $200,000 in cash. Commencing in 2011, Mr. Burns has waived his rights to receive future awards under the 2010 Directors’ Plan and any successor plans thereto. Mr. Burns previously received an annual retainer of $400,000 in cash for his service as Chairman of the Board. In 2004, Alleghany established an office in New Canaan, Connecticut which Mr. Burns uses as his principal office for purposes of attending to Alleghany-related matters. As Mr. Burns also uses this office to attend to personal matters, commencing July 1, 2010, Mr. Burns reimburses Alleghany for fifty percent of the annual rent and operating costs for this office, amounting to $20,500 for the period from July 1, 2010 through December 31, 2010 and estimated to amount to approximately $41,000 for calendar year 2011. During the period that Mr. Burns served as Chairman of the Board, he reimbursed Alleghany for twenty-five percent of the annual rent and operating costs for this office. The amount of such reimbursement for the period from January 1, 2010 through June 30, 2010 was $11,000.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS SET FORTH IN THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. EACH NOMINEE SHALL BE ELECTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH RESPECT TO THE ELECTION OF SUCH NOMINEE. A MAJORITY OF VOTES CAST MEANS THE NUMBER OF VOTES CAST “FOR” A NOMINEE’S ELECTION MUST EXCEED THE NUMBER OF VOTES CAST “AGAINST” THE NOMINEE’S ELECTION. ABSTENTIONS AND BROKER NON-VOTES (SEE “INFORMATION ABOUT VOTING”) DO NOT COUNT AS VOTES CAST “FOR” OR “AGAINST” THE NOMINEE’S ELECTION.

Proposal 2. Ratification of Selection of
Independent Registered Public Accounting Firm for the year 2011

The Audit Committee has selected KPMG LLP as Alleghany’s independent registered public accounting firm for the year 2011. Alleghany will submit a proposal to stockholders at the 2011 Annual Meeting for ratification of this selection. Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select KPMG LLP as Alleghany’s independent registered public accounting firm, the Audit Committee and the Board believe that such ratification is desirable. If stockholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider its selection of an independent registered public accounting firm. The Audit Committee may, however, select KPMG LLP notwithstanding the failure of stockholders to ratify its selection.

KPMG LLP was Old Alleghany’s independent auditor from 1947 until its liquidation in 1986, and has been Alleghany’s independent auditor since its incorporation in November 1984. Alleghany expects that a representative of KPMG LLP will be present at the 2011 Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

The following table summarizes the fees for professional audit services rendered by KPMG LLP for the audit of Alleghany’s annual consolidated financial statements, and fees KPMG LLP billed for other services rendered to Alleghany, for 2010 and 2009:

	2010	2009

Audit Fees	$2,363,418	$2,449,101
Audit-Related Fees	112,239	7,400
Tax Fees	—	—
All Other Fees	1,796	1,500

Total	$2,477,453	$2,458,001

The amounts shown for “Audit Fees” represent the aggregate fees for professional services KPMG LLP rendered for the audit of Alleghany’s annual consolidated financial statements for each of the last two fiscal years, the reviews of Alleghany’s financial statements included in its Quarterly Reports on Form 10-Q, and the services provided in connection with statutory and regulatory filings during each of the last two fiscal years. “Audit Fees” also include fees for professional services KPMG LLP rendered for the audit of the effectiveness of internal control over financial reporting. The amounts shown for “Audit-Related Fees” represent the aggregate fees KPMG LLP billed for each of the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of Alleghany’s financial statements and that are not reported under “Audit Fees.” These services include due diligence assistance in connection with acquisitions, the consents for registration statements, consultations on accounting and audit matters, and review of certain subsidiary material contracts. The amounts shown for “All Other Fees” represent the aggregate fees KPMG LLP billed for each of the last two fiscal years for access to its electronic database for accounting research.

Audit and permissible non-audit services that KPMG LLP may provide to Alleghany must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for KPMG LLP in excess of $100,000. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether KPMG LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of KPMG LLP. All audit and permissible non-audit services rendered in 2010 and 2009 were pre-approved pursuant to these procedures.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY A CONTRARY VOTE. THIS PROPOSAL SHALL BE ADOPTED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST ON THIS PROPOSAL.

Audit Committee Report

The Audit Committee is currently composed of the five independent directors whose names appear at the end of this report. Management is responsible for Alleghany’s internal controls and the financial reporting process. Alleghany’s independent registered public accounting firm is responsible for performing an independent audit of Alleghany’s annual consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and review these processes and the activities of Alleghany’s independent registered public accounting firm. The Audit Committee members are not acting as professional accountants or auditors, and their responsibilities are not intended to duplicate or certify the activities of management and the independent registered public accounting firm or to certify the independence of the independent registered public accounting firm under applicable rules.

In this context, the Audit Committee has met to review and discuss Alleghany’s audited consolidated financial statements as of December 31, 2010 and for the fiscal year then ended, including Alleghany’s specific disclosure under management’s discussion and analysis of financial condition and results of operations and critical accounting estimates, with management and KPMG LLP, Alleghany’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. KPMG LLP reported to the Audit Committee regarding the critical accounting estimates and practices and the estimates and assumptions used by management in the preparation of the audited consolidated financial statements as of December 31, 2010 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by KPMG LLP.

KPMG LLP provided a report to the Audit Committee describing KPMG LLP’s internal quality-control procedures and related matters. KPMG LLP also provided to the Audit Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with KPMG LLP its independence. When considering KPMG LLP’s independence, the Audit Committee considered, among other matters, whether KPMG LLP’s provision of non-audit services to Alleghany is compatible with maintaining the independence of KPMG LLP. All audit and permissible non-audit services in 2010 and 2009 were pre-approved pursuant to these procedures.

Based on the reviews and discussions with management and KPMG LLP referred to above, the Audit Committee has recommended to the Board that the audited consolidated financial statements as of December 31, 2010 and for the fiscal year then ended be included in Alleghany’s Annual Report on Form 10-K for such fiscal year. The Audit Committee also selected KPMG LLP as Alleghany’s independent registered public accounting firm for the year 2011, subject to stockholder ratification.

William K. Lavin
Rex D. Adams
Karen Brenner
Dan R. Carmichael
Raymond L.M. Wong

Audit Committee
of the Board of Directors

Proposal 3. Advisory Vote on Executive Compensation

In accordance with recently adopted Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Alleghany is providing its stockholders with the opportunity to cast an advisory vote on the compensation paid to Alleghany’s named executive officers as reported in this proxy statement. For 2010, our named executive officers were Weston M. Hicks, Roger B. Gorham, Robert M. Hart, Jerry G. Borrelli and Christopher K. Dalrymple, all of whom are named in the Summary Compensation Table on page 54. As described below in the Compensation Discussion and Analysis section of this proxy statement, we seek to increase book value per share at double digit rates over the long term without employing excessive amounts of financial leverage and without taking risks that we do not deem prudent. We believe that such management of risk is required in order to avoid loss of capital during periods of economic turmoil, even if it results in lower levels of capital appreciation during periods when economic conditions are more favorable. The intent of our executive compensation program is to provide competitive total compensation to our named executive officers on a basis that links their interests with the interests of our stockholders in creating and preserving stockholder value. Although we do not have a policy that a specified percentage of the named executive officers’ compensation be performance-based, our objective is that a significant portion of their compensation be tied to Alleghany’s performance. In general, the proportion of the compensation that is performance-based is greater for our more senior named executive officers, reflecting their greater levels of responsibility and associated greater opportunity to contribute to the attainment of our joint objectives of creating and preserving stockholder value.

The primary components of our 2010 compensation program for our named executive officers are summarized below.

Annual Compensation
Component	Key Features	Purpose

Salary	Fixed annual cash amount.	To provide a fixed amount of cash compensation upon which our named executive officers can rely.
Annual Cash Incentives
Compensation Committee establishes target annual incentive awards as a percentage of base salary for each named executive officer.

Compensation Committee determines individual results for participants and payouts, based on overall financial and operational performance of management and on individual performance.
Provides pay-for-performance component for achievement of shorter-term objectives.

Annual Compensation
Component	Key Features	Purpose

Long-Term Equity Based Incentives	Grant of performance shares, with number of shares awarded determined as shares having a value at the date of grant equal to a percentage of base salary, which percentage is individually determined by the Compensation Committee for each named executive officer. Performance shares granted for the award period beginning on January 1, 2010 will be paid out on basis of performance over the four-year award period ending December 31, 2013 based on the average annual compound growth in Alleghany’s book value per share, subject to adjustment for performance relative to the S&P 500 Index over the same period.	Provides pay-for-performance component focused on achievement of longer-term objective of increasing book value per share at double digit rates over the long term without employing excessive amounts of financial leverage and without taking risks that we do not deem prudent.
Retirement Benefit	Completion of five years of service is required to receive any retirement benefit and payout of the full retirement benefit requires 15 years of service. Prior to January 1, 2011, the benefit payable under the retirement plan was based upon a formula that considered both annual base salary and annual cash incentives. Effective January 1, 2011, annual cash incentives earned for years subsequent to 2010 are not considered in the computation of the retirement benefit. Long-term incentives are not taken into account in computing retirement benefits.	Provides a fixed component of total compensation. Since Alleghany’s senior executives are typically recruited mid-career, assists in attracting senior level talent.
Savings Benefit under Deferred Compensation Plan	Annual credit of an amount equal to 15% of base salary.	Provides a stable component of total compensation.

In addition to the components of executive compensation described above, Weston M. Hicks, Alleghany’s President and chief executive officer, will participate during 2011 in the ACP Incentive Program. The ACP Incentive Program was established by the Compensation Committee in January 2011 under the 2010 MIP, which was approved by stockholders at the 2010 Annual Meeting, to provide performance-based incentives, determined on a rolling three-year basis, to select officers of Alleghany and to the investment personnel of our subsidiary Alleghany Capital Partners, the employees of which are responsible, under Mr. Hicks’ supervision, for group-wide equity investments of Alleghany and its subsidiaries.

Please read the Compensation Discussion and Analysis beginning on page 38 of this proxy statement as well as the Summary Compensation Table and other related compensation tables, notes and narrative appearing on pages 50 through 69 of this proxy statement, which provide detailed information on the compensation of our named executive officers.

The Compensation Committee and the Board believe that Alleghany’s executive compensation program has been designed appropriately and is working to assure that management’s interests are aligned with the interests of Alleghany stockholders. Accordingly, we are asking our stockholders to vote in favor of the following advisory resolution at the 2011 Annual Meeting:

RESOLVED, that the stockholders of Alleghany Corporation (“Alleghany”) approve, on an advisory basis, the compensation of Alleghany’s named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative set forth in the proxy statement for Alleghany’s 2011 Annual Meeting of Stockholders.

Although this advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board, the Board and the Compensation Committee will review and consider the voting results when making future decisions about Alleghany’s executive compensation program. Abstentions and broker non-votes (see “Information About Voting”) will not be counted in evaluating the results of the vote.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.

Proposal 4. Advisory Vote on the Frequency of Future Stockholder Advisory Votes on Executive Compensation

In accordance with recently adopted Section 14A of the Exchange Act, Alleghany is providing its stockholders with the opportunity to cast an advisory vote on whether future stockholder advisory votes on executive compensation (the “say-on-pay” vote of the nature reflected in Proposal 3 above) should occur every year, every two years or every three years.

After careful consideration, the Board has determined that holding an advisory vote on executive compensation each year is the most appropriate policy for Alleghany at this time, and recommends that stockholders vote for future stockholder advisory votes on executive compensation to occur every year. In this regard, the Board concluded that although Alleghany’s executive compensation programs are designed to promote a long-term connection between pay and performance, the “say-on-pay” advisory vote provisions are new, and holding an annual advisory vote will provide Alleghany with more direct and immediate feedback on its executive compensation program.

This advisory vote, commonly referred to as a “say-when-on-pay” vote, is non-binding on the Board. Stockholders will be able to specify one of four choices for this proposal: one year, two years, three years or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. Although non-binding, the Board and the Compensation Committee will carefully review the voting results. Notwithstanding the Board’s recommendation and the outcome of the stockholder advisory vote, the Board may decide to conduct “say-on-pay” advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to Alleghany’s executive compensation program. Abstentions and broker non-votes (see “Information About Voting”) will not be counted in evaluating the results of the vote. Following consideration of the advisory vote, the Board will determine its policy regarding the frequency of future “say-on-pay” advisory votes and will disclose such policy in a Current Report on Form 8-K to be filed with the SEC.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE HOLDING OF FUTURE STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION ON AN ANNUAL BASIS BY SELECTING “ONE YEAR” AS YOUR CHOICE.

All Other Matters That May Come Before the
2011 Annual Meeting

As of the date of this proxy statement, the Board knows of no business that will be presented for consideration at the 2011 Annual Meeting other than that referred to above. As to other business, if any, that may come before the 2011 Annual Meeting, shares represented by proxy will be voted in accordance with the judgment of the person or persons voting the proxies.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Alleghany’s equity compensation plans as of December 31, 2010:

(c)
Number of
	(a)				Securities Remaining
	Number of		(b)		Available for Future
	Securities to be		Weighted-Average		Issuance Under
	Issued Upon Exercise		Exercise Price		Equity Compensation
	of Outstanding		of Outstanding		Plans (Excluding
	Options, Warrants		Options, Warrants		Securities Reflected
Plan Category	and Rights		and Rights		in Column (a))

Equity compensation plans approved by security holders(1)	163,800	(2)	$234.55	(3)	306,335	(4)
Equity compensation plans not approved by security holders	—		—		—
Total	163,800		$234.55		306,335

(1)	These equity compensation plans consist of (i) the 2000 Directors’ Plan, (ii) the 2005 Directors’ Plan, (iii) the 2010 Directors’ Plan, (iv) the 2002 LTIP and (v) the 2007 LTIP. Prior to its expiration on December 31, 2004, the 2000 Directors’ Plan provided for the annual grant of an option to purchase 1,000 shares of common stock (subject to anti-dilution adjustments) to each director who was not an employee of Alleghany or any of its subsidiaries. Prior to its expiration on December 31, 2009, the 2005 Directors’ Plan provided for the annual grant to each director who was not an employee of Alleghany or any of its subsidiaries of a stock option to purchase 500 shares of common stock (subject to anti-dilution adjustments) and, at the individual director’s election, either 250 shares of restricted common stock or 250 restricted stock units, each such unit equivalent to one share of common stock.

(2)	This amount includes (i) 25,459 outstanding director stock options issued under the 2000 Directors’ Plan, (ii) 21,689 outstanding director stock options issued under the

2005 Directors’ Plan, (iii) 5,000 outstanding director stock options issued under the 2010 Directors’ Plan, (iv) 3,892 outstanding restricted stock units issued to directors under the 2005 Directors’ Plan, (v) 1,250 outstanding restricted stock units issued to directors under the 2010 Directors’ Plan, (vi) 22,972 outstanding restricted stock units awarded to Mr. Hicks under the 2002 LTIP as a matching grant (the “Matching Grant Restricted Stock Units”), (vii) 19,011 outstanding performance shares issued under the 2002 LTIP, assuming payouts at maximum and (viii) 64,527 outstanding performance shares issued under the 2007 LTIP, assuming payouts at maximum. Restricted stock units granted to directors pursuant to the 2005 Directors’ Plan and 2010 Directors’ Plan (the “Director Restricted Stock Units”) are paid out in the form of common stock, with one share of common stock being paid for each Director Restricted Stock Unit. Matching Grant Restricted Stock Units are to be paid in cash and/or common stock, at the discretion of the Compensation Committee, with one share of common stock or, if payment is made in cash, the market value of one share of common stock on the payment date, being paid for each Matching Grant Restricted Stock Unit. Performance shares outstanding under the 2002 LTIP and the 2007 LTIP are paid, at the end of a four-year award period, in a maximum amount equal to one and one-half shares of common stock for each performance share, depending upon the level of performance achieved. Payments in respect of performance shares are made based upon the market value of common stock on the payment date. Recipients of performance shares are permitted to elect to receive payment for performance shares in the form of cash and/or common stock, subject to certain limitations. Since there is no exercise price for restricted stock units or for performance shares, they are not taken into account in calculating the weighted-average exercise price in column (b).

(3)	The weighted-average exercise price is based upon the weighted-average exercise price of the outstanding director stock options issued under the 2000 Directors’ Plan, under the 2005 Directors’ Plan and under the 2010 Directors’ Plan.

(4)	This amount does not include (i) 577,026 shares of common stock that remained available for issuance under the 2002 LTIP upon its termination on December 31, 2006 or (ii) 27,485 shares of common stock that remained available for issuance under the 2005 Directors’ Plan upon its expiration on December 31, 2009 since no further awards of common stock may be made under either such plan. As of December 31, 2010, no shares of common stock remained available for future option grants under the 2000 Directors’ Plan.

EXECUTIVE OFFICERS

The name, age, current position, date elected and five-year business history of each of Alleghany’s executive officers is as follows:

			Business Experience During
Name	Age	Current Position (date elected)	Last 5 Years

Weston M. Hicks	54	President, chief executive officer (since December 2004)	Executive Vice President, Alleghany (from October 2002 to December 2004).
Roger B. Gorham	48	Senior Vice President — Finance and Investments and chief financial officer (since January 2006)	Senior Vice President — Finance and chief financial officer, Alleghany (from May 2005 to January 2006); Senior Vice President — Finance, Alleghany (from December 2004 to May 2005).
Robert M. Hart	66	Senior Vice President (since 1994) — Law (since July 2009)	Senior Vice President and General Counsel, Alleghany (from 1994 to July 2009); Secretary, Alleghany (from 1995 to January 2011).
Jerry G. Borrelli	45	Vice President — Finance and chief accounting officer (since July 2006)	Vice President — Finance, Alleghany (from February 2006); Director of Financial Reporting, American International Group, Inc. (insurance) (from June 2003 to February 2006).
Christopher K. Dalrymple	43	Vice President (since December 2004) — General Counsel (since July 2009) and Secretary (since January 2011)	Vice President, Alleghany (since December 2004) — Associate General Counsel, Alleghany (from March 2002 to July 2009) and Assistant Secretary, Alleghany (from March 2002 — January 2011).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has met to review and discuss with Alleghany’s management the specific disclosure contained under the heading “Compensation Discussion and Analysis and Compensation Matters” appearing on pages 38 through 69 below. Based on its review and discussions with management regarding such disclosure, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Alleghany’s Annual Report on Form 10-K for the year ended December 31, 2010.

Dan R. Carmichael
Thomas S. Johnson
William K. Lavin
Phillip M. Martineau
James F. Will
Raymond L.M. Wong

Compensation Committee
of the Board of Directors

COMPENSATION DISCUSSION AND ANALYSIS
AND COMPENSATION MATTERS

Compensation Philosophy and General Description

We are managed by a small professional staff, including our President, two Senior Vice Presidents and five Vice Presidents. Our executive compensation program is administered by the Compensation Committee which is composed entirely of independent directors. The Compensation Committee reviews and approves annually all compensation decisions relating to our officers, including Messrs. Hicks, Gorham, Hart, Borrelli and Dalrymple, each of whom is named in the Summary Compensation Table. Mr. Hicks, President of Alleghany, is our chief executive officer and chief operating officer. Subject to the control of the Board, Mr. Hicks has direct power and authority over the business and affairs of Alleghany. Mr. Gorham, Senior Vice President-Finance and Investments, is chief financial officer of Alleghany and his responsibilities include management and oversight of our group-wide fixed income portfolios. Mr. Hart, Senior Vice President-Law, is the chief legal officer of Alleghany and his responsibilities have included structuring and implementation of business acquisitions and dispositions, assisting the Compensation Committee with respect to group-wide executive compensation arrangements and advising the Board and its Committees regarding corporate governance matters. Mr. Hart has announced his retirement as an officer of Alleghany effective April 30, 2011. He will be succeeded by Mr. Dalrymple, Vice President, General Counsel and Secretary, who has been the chief operating officer in the legal department and whose responsibilities have included those of chief compliance officer and disclosure monitor. Mr. Borrelli, Vice President, is the chief accounting officer of Alleghany. We refer to Messrs. Hicks, Gorham, Hart, Borrelli and Dalrymple as our “Named Executive Officers.”

Compensation adjustments and awards are made annually by the Compensation Committee at a meeting in December or January. Mr. Hart supports the Compensation Committee in its work. In addition to Mr. Hart, the Compensation Committee has retained the Compensation Consultant to assist the Compensation Committee in its review of executive and director compensation practices, including the competitiveness of Alleghany executive salaries, executive compensation design matters, market trends and technical considerations. The nature and scope of services that the Compensation Consultant provides to the Compensation Committee include: competitive market compensation analyses, assistance with the redesign of any compensation or benefit programs as necessary or requested, assistance with respect to analyzing the impact of regulatory and/or accounting developments on Alleghany compensation plans and programs, and preparation for and attendance at selected Compensation Committee meetings. The Compensation Consultant also advises the Compensation Committee and management on various executive compensation matters involving Alleghany’s operating subsidiaries. The Chairman of the Compensation Committee reviews and approves all services provided by the Compensation Consultant and fees Alleghany pays to the Compensation Consultant.

Our corporate objective is to create stockholder value through the ownership and management of a small group of operating subsidiaries and investments, anchored by a core position in the property and casualty insurance industry. In this regard, we seek to increase book value per share at double digit rates over the long term without employing excessive amounts of financial leverage and without taking risks that we do not deem prudent. We believe that such management of risk is required in order to avoid loss of capital during periods of economic turmoil, even if it results in lower levels of capital appreciation during periods when economic conditions are more favorable. The intent of our executive compensation program is to provide competitive total compensation to the Named Executive Officers on a basis, as discussed below, that links their interests with the interests of our stockholders in creating and preserving stockholder value.

In evaluating our executive compensation program, the Compensation Committee has been advised from time to time by the Compensation Consultant as to the compensation levels of other companies, including companies much larger than ours, that might compete with us for executive talent. Competitive market data has been periodically developed by the Compensation Consultant from several different sources, including proxy statements and various published compensation survey sources regarding various layers of the market to which Alleghany executives might be recruited, including larger companies, private equity and hedge funds. We do not seek to set our executive compensation to any benchmarks or peer group but use the competitive market data to provide insights into our compensation levels, mix and strategies. Our senior officers have all been recruited in mid-career, and our compensation must be reasonably competitive with that of their former employers. However, we do not seek to compete for executive talent solely on the basis of compensation. Rather, we also compete by offering a unique professional opportunity to work in a high integrity environment where the focus is on building long-term stockholder value.

Although we do not have a policy that a specified percentage of the Named Executive Officers’ compensation be performance-based, our objective is that a significant portion of the Named Executive Officers’ compensation be tied to Alleghany’s financial performance. We seek to incentivize achievement of realistic performance goals without employing excessive financial leverage or undue operating risk. Thus, annual cash incentive compensation under the 2005 MIP and long-term equity-based incentives under the 2002 LTIP and 2007 LTIP are “capped” at a maximum payout once a certain level of financial performance is attained. Finally, we do not grant stock options to our officers. Our goal is to promote risk-adjusted long-term growth in the intrinsic value of our common stock and not just its market price. We believe that over time intrinsic value will be reflected in the market price of our common stock.

The components of compensation paid to the Named Executive Officers in respect of 2010 consisted principally of:

•	salaries,

•	cash incentive compensation under the 2005 MIP,

•	annual grants of long-term equity-based incentives,

•	retirement benefits, and

•	savings benefits under our Deferred Compensation Plan.

The Compensation Committee determined 2010 salaries and incentive awards for the Named Executive Officers at a meeting in January 2010, which followed a January 2010 meeting of the Board, at which the Board reviewed and discussed an evaluation of Mr. Hicks’ 2009 performance and priorities for 2010, a report by Mr. Hicks on management succession and development throughout the Alleghany group and Alleghany’s strategic plan for 2010-2014. The Compensation Committee determined payouts of 2010 incentive awards for the Named Executive Officers at a meeting in February 2011, following a January 2011 meeting of the Board, at which the Board discussed and reviewed an evaluation of Mr. Hicks’ 2010 performance and priorities for 2011, a report by Mr. Hicks on management succession and development throughout the Alleghany group and Alleghany’s strategic plan for 2011-2015.

In determining Mr. Hicks’ 2010 compensation, the Compensation Committee reviewed Mr. Hicks’ 2009 performance and 2010 priorities, as described above, as well as all components of Mr. Hicks’ 2009 compensation, including annual salary, annual cash incentive compensation in respect of 2009 under the 2005 MIP, long-term incentive compensation under the 2002 LTIP and 2007 LTIP, values of previous awards of restricted stock and benefits under Alleghany’s Deferred Compensation Plan, Alleghany’s Retirement Plan and the medical, long-term disability and other employee welfare plans.

The Compensation Committee believes that it has a responsibility to evaluate executive performances and to adjust compensation and incentives as needed to maintain their alignment with Alleghany’s risk strategy and tolerance. As part of the Compensation Committee’s ongoing review of executive compensation and corporate objectives, the Compensation Committee has taken recent actions that are intended to reduce some fixed components of compensation, to increase the proportion of total compensation which is performance-based, and to enhance the long-term performance focus of our equity investment personnel. In this regard, on December 18, 2010, pursuant to authority delegated by the Board, the Compensation Committee amended the Retirement Plan to (a) freeze benefits under the Retirement Plan at December 31, 2010 and (b) provide for benefit accruals after December 31, 2010 on a substantially reduced basis. See “Components of Compensation — Retirement Plan” below for a description of these amendments.

Also, at a meeting on January 18, 2011, the Compensation Committee of the Board established the ACP Incentive Program pursuant to Alleghany’s 2010 MIP, which was approved by stockholders at the 2010 Annual Meeting.

The ACP Incentive Program is intended to further the long-term growth of Alleghany and its subsidiaries by providing incentives to select officers of Alleghany and the investment personnel of our subsidiary Alleghany Capital Partners LLC (“ACP”), the employees of which are responsible, under the supervision of Weston M. Hicks, President and chief executive officer of Alleghany, for group-wide equity investments of Alleghany and its subsidiaries. Pursuant to the ACP Incentive Program, it is generally expected that successive annual incentive awards will be made with performance criteria related to the performance of a designated portfolio of public equities and cash investments held by Alleghany and its subsidiaries which are managed by ACP and with payouts over three years following the expiration of the relevant three-year performance period. Awards under the ACP Incentive Program in 2011 (the “2011 ACP Incentive Awards”) provide for interim payouts in respect of performance during 2011, 2012 and 2013 in order to transition into a rolling three year-incentive program.

Pursuant to the 2011 ACP Incentive Awards, a 2011 Incentive Pool will be created equal to 5% of the amount by which (a) the performance of a designated portfolio, with an aggregate value of approximately $1.5 billion, of public equities and cash investments held by Alleghany and its subsidiaries and managed by ACP exceeds (b) the performance that would have been achieved if the designated portfolio had a total return equal to the total return of the S&P 500 Index, over the three-year period from January 1, 2011 to December 31, 2013. Mr. Hicks was granted a 50% interest in the 2011 Incentive Pool. For purposes of interim payouts of the 2011 ACP Incentive Awards, the 2011 maximum aggregate payouts are capped at $1.0 million, and the 2012 maximum aggregate payouts are capped at $2.0 million less the amount of any 2011 payouts. The balance of the 2011 Incentive Pool will be paid out in early 2014 based on the full three-year performance period. If the sum of the 2011 and 2012 interim payouts exceeds the actual amount of the 2011 Incentive Pool based on the full three-year performance period, the shortfall is expected to be deducted from subsequent awards under the ACP Incentive Program. Overall, the 2011 Incentive Pool for the three-year period (inclusive of interim payouts) may be, but is not required to be, limited by the Compensation Committee to payouts of $5.0 million. Unless otherwise determined by the Compensation Committee, a recipient of an award under the ACP Incentive Program must be in the employ of Alleghany or ACP at the time of any payout.

Perquisites

Our general practice is to not provide perquisites or other personal benefits to our Named Executive Officers. In 2010, no Named Executive Officer received more than $10,000 in perquisites or other personal benefits.

Components of Compensation

Set out below in more detail is a description and analysis of the components of our compensation program.

Salary

We seek to pay salaries that are sufficiently competitive to attract and retain executive talent. The Compensation Committee generally makes salary adjustments annually, in consultation with the Compensation Consultant, based on salaries for the prior year, general inflation, individual performance and internal comparability considerations. In light of the global financial collapse in 2008 and continued economic uncertainty in 2009, the Compensation Committee and senior management agreed that there would be no 2010 salary increase for the President and two Senior Vice Presidents. Mr. Borrelli received a 2010 salary increase of 3% and Mr. Dalrymple received a salary increase of 7%, based upon recommendations of Mr. Hicks, taking into account general inflation, individual performance, internal comparability considerations and increased responsibilities assumed by Mr. Dalrymple.

Annual Cash Incentive Compensation

We generally pay annual cash incentives to the Named Executive Officers under the 2005 MIP. Target annual incentive awards under the 2005 MIP are stated as a percentage of each Named Executive Officer’s base salary. Target annual incentive awards in respect of performance for 2010 were made by the Compensation Committee on January 19, 2010, and target bonus opportunities were 110% of salary for Mr. Hicks, 65% of salary for each of Messrs. Gorham and Hart and 40% for Messrs. Borrelli and Dalrymple. Maximum incentive opportunities for 2010 were 150% of target awards. The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components taking into account competitive considerations, varying levels of responsibility within Alleghany, internal comparability and the implicit impact of the various Named Executive Officer levels on the accomplishment of our financial, strategic and operational objectives. Payout of 2010 awards under the 2005 MIP was tied to the achievement of specified financial performance objectives subject to reduction in respect of Alleghany performance and/or individual performance of each Named Executive Officer.

Prior to 2010, MIP financial performance goals were based upon “Target Plan Earnings Per Share,” as defined, compared with “Adjusted Earnings Per Share,” as defined. However, based in part upon considerations related to the global economic recession and global financial collapse that began in late 2007, the Compensation Committee determined in 2010 that rigid formula goals were not always reliable measures of management performance in a single year and, in establishing the MIP financial performance goal for 2010, decided to adopt the alternative approach described below. The Compensation Committee determined that this alternative approach would provide reasonable assurance of financial performance and tax deductibility of payouts, while allowing the Compensation Committee to exercise its responsibility to evaluate annual performance of management and the individual participants.

The 2010 financial performance goal established by the Compensation Committee for annual incentive awards was based on a funding approach, with a 2010 Incentive Pool to consist of 5% of 2010 net earnings before income taxes, as reported in Alleghany’s audited financial statements, excluding effects of accounting changes, charges for goodwill or intangibles impairment (including other than temporary impairment charges), expenses incurred in connection with actual and potential acquisitions, and after deduction of average catastrophe losses of RSUI Group, Inc., Alleghany’s principal insurance subsidiary (“RSUI”), for 2007-2009 of $50.6 million (the “RSUI CAT Average”), but excluding RSUI catastrophe losses in excess of the RSUI CAT Average (the “2010 Incentive Pool”). The use of the RSUI CAT Average rather than the actual amount of RSUI catastrophe losses in determining the amount of the 2010 Incentive Pool was based upon the Compensation Committee’s acknowledgement that RSUI is a significant writer of catastrophe exposed property insurance and that management cannot predict the occurrence or severity of catastrophe losses in any particular year.

Based upon our 2010 Plan, 5% of our 2010 Plan net earnings before income taxes, adjusted to set RSUI catastrophe losses at the RSUI CAT Average, was $5.6 million. The Compensation Committee set the aggregate maximum for all payouts of 2010 awards made under the 2005 MIP at $3.7 million, allowing a cushion to provide it with more flexibility when evaluating 2010 results. As required by Section 162(m) of the Internal Revenue Code of

1986, as amended (the “Code”), each participant was allocated an interest in the 2010 Incentive Pool based upon the participant’s target award as a percentage of aggregate target awards of all recipients of 2010 MIP awards. Thus, for 2010 MIP awards, financial performance was based upon the 2010 Incentive Pool (as defined above) with the Compensation Committee specifically empowered to reduce awards, individually or in the aggregate, in its discretion and in any amount, based on its evaluation of the overall financial and operational performance of management and individual performance of the participants. Individual results for participants, and payouts of 2010 awards, are determined by the Compensation Committee, with the Compensation Committee receiving recommendations from Mr. Hicks in the case of participants other than him.

Based on 2010 results, the amount of the 2010 Incentive Pool was $13.5 million, which exceeded the $3.7 million aggregate maximum set by the Compensation Committee for all 2010 awards when it made awards under the 2005 MIP in January 2010. At its meeting on February 24, 2011, the Compensation Committee determined that the goals for 2010 awards under the 2005 MIP were achieved for maximum payout. The Compensation Committee then evaluated individual performance of the President, the President’s recommendations regarding the individual performance of the other Named Executive Officers, and corporate performance. Following such evaluation, the Compensation Committee authorized individual payouts of the 2010 awards.

Annual cash incentives for 2011 will be paid pursuant to target awards made by the Compensation Committee to the Named Executive Officers in January 2011 under the 2010 MIP. The 2010 MIP was adopted by the Board, subject to stockholder approval, to replace the 2005 MIP, and was approved by stockholders at the 2010 Annual Meeting. Unlike the 2005 MIP, the 2010 MIP permits the Compensation Committee to grant awards that do not comply with the “performance-based compensation” rules of Section 162(m) of the Code (see “Tax Considerations” below). The 2005 MIP limited the Compensation Committee to granting awards that did comply with the “performance-based compensation” rules, although it did not restrict the grant of separate bonuses outside of the 2005 MIP that were not “performance-based compensation.” In adopting the 2010 MIP, the Board determined that it would be in the best interests of Alleghany and its stockholders to provide the Compensation Committee with the flexibility to structure annual incentive compensation that either did or did not qualify as “performance-based compensation” within a single plan.

Long-Term Equity Based Incentive Compensation

2010 Awards

We pay long-term incentive compensation to the Named Executive Officers under our 2002 LTIP and 2007 LTIP, the provisions of which are essentially the same. The 2002 LTIP expired on December 31, 2006 and in December 2006, the Board adopted the 2007 LTIP which was approved by our stockholders at the 2007 Annual Meeting. Historically, long-term incentive awards have been made in the form of performance shares and, in a few cases, performance-based restricted stock, and have been structured to qualify as performance-based for purposes of Section 162(m) of the Code. For the 2010-2013 award period, the Compensation Committee based the number of performance shares awarded to the Named Executive Officers upon a percentage of such executive officer’s 2010 salary divided by the average closing price of our common stock for the 30-day period prior to the mailing of material for the meeting of the Compensation Committee at which such awards were made. Such percentages of 2010 salary were 200% for Mr. Hicks, 120% for Mr. Gorham and 60% for each of Messrs. Hart, Borrelli and Dalrymple. The differing target awards as a percentage of salary reflect the Compensation Committee’s determinations of appropriate levels and mix of compensation components taking into account competitive considerations, varying levels of responsibility within Alleghany, internal comparability and the implicit impact of the various Named Executive Officer levels on the accomplishment of our financial, strategic and operational objectives and, in Mr. Hart’s case, his transition to retirement.

Long-term incentive awards under the 2002 LTIP and 2007 LTIP, including awards for the award period beginning January 1, 2010, are intended to promote accomplishment of our stated principal financial objective to grow Alleghany’s book value per share of common stock at double digit rates over the long-term without employing excessive amounts of financial leverage and without taking risks that we do not deem prudent. Although our long-term goal is double digit growth in book value, the Compensation Committee seeks to incentivize achievement of performance goals that are realistic under prevailing conditions and avoid incenting excess risk.

In making awards for the 2010-2013 period, the Compensation Committee at its meeting on January 19, 2010 took account of such stated financial objective and prevailing financial and economic conditions and uncertainties and the alignment of performance goals with Alleghany’s near-term strategy, with a particular emphasis on avoiding excess risk and maintaining Alleghany’s financial strength. Taking into account such conditions, Alleghany’s strategy, the prevailing 10-year U.S. Treasury rates and prevailing equity risk premiums adjusted for Alleghany’s estimated stock volatility relative to the market, the Compensation Committee set the following performance goals for the 2010-2013 awards:

•	a maximum payout at 150% of the value of one share of common stock on the payout date for average annual compound growth in our Book Value Per Share (as defined by the Compensation Committee pursuant to the 2007 LTIP) of 8.5% or more over the four-year award period 2010-2013, as adjusted for stock dividends and as adjusted for performance relative to the S&P 500 Index (as discussed below);

•	target payouts at 100% of the value of one share of common stock on the payout date if such growth equals 6%, payouts at 50% of the value of one share of common stock on the payout date if such growth equals 4.25%, payouts at 30% of the value of one share of common stock on the payout date if such growth equals 3.5%, payouts for growth between the foregoing levels to be determined by straight line interpolation; and

•	no payouts if such growth is less than 3.5%.

Provided that the average compound annual growth in Book Value Per Share for the 2010-2013 period, as adjusted for stock dividends, is positive, it will be adjusted to include the excess, if any, of such average annual compound growth over the Total Return on the S&P 500 Index (whether positive or negative and as calculated by Bloomberg Finance) for such period. In setting the 2010-2013 performance share awards, the Compensation Committee considered that the awards should be appropriately adjusted for relative protection of stockholder value during periods of unusual financial market turmoil, maintenance of Alleghany’s financial strength and should avoid incenting excess risk taking. To the extent that the Total Return on the S&P 500 Index over a four-year period measures the U.S. earnings environment, growth in Alleghany’s Book Value Per Share at a greater rate may be considered a measure of Alleghany’s performance in preserving stockholder value. Since performance share awards are capped and tied to stock price, the Compensation Committee considered that the relative performance adjustment should not create any disconnect with Alleghany’s goal of increasing stockholder value. In this regard, the Compensation Committee considered that it has authority to exercise its negative discretion to reduce payouts in the event that it determines that the S&P 500 Index adjustment produces payouts inconsistent with Alleghany’s performance.

Compensation Policies and Practices Relating to Risk Management

Risk analysis has always been part of Alleghany’s review and design of its group-wide executive incentive plans and the Compensation Committee regularly monitors compensation policies, practices and outstanding awards to determine whether its risk management and incentive objectives are being met with respect to group-wide employee incentives. Alleghany’s material risks include investment risk (debt and equity), catastrophe losses at RSUI, and material mispricing of risk at RSUI and at its Capitol Transamerica Corporation, or “CATA,” insurance operating subsidiaries. The Board’s and management’s risk oversight is discussed on page 5. The Compensation Committee does not believe that risks arising from Alleghany’s group-wide compensation policies and practices for its employees are reasonably likely to have a material adverse effect on Alleghany. As discussed above, Alleghany’s annual incentives and performance shares are capped and are not intended to incent excess risk taking to achieve outsized payouts. The managements of RSUI and CATA are incented to write profitable business and have no incentives to grow premium volume by underpricing risk. The Compensation Committee seeks to set realistic incentive goals, monitors them in light of economic conditions and Alleghany’s strategy and risk tolerance and will consider appropriate adjustments in respect thereof in the event of any conflict between incentives and the Board’s strategy and risk tolerance.

Retirement Plan

We offer retirement plan benefits to all our employees. Retirement benefits for our Named Executive Officers are provided under the Retirement Plan. We believe the Retirement Plan provides a competitive advantage in helping Alleghany attract senior “mid-career” level talent. In addition, the benefits offered by the Retirement Plan provide an important stable component of total compensation. Under the Retirement Plan, a participant must have completed five years of service with Alleghany or a subsidiary of Alleghany before he or she is vested in, and thus has a right to receive, any retirement benefits following his or her termination of employment. Prior to January 1, 2011, the annual retirement benefit under the Retirement Plan, if paid in the form of a joint and survivor life annuity to a married participant who retires on reaching age 65 with 15 or more years of service, was equal to 67% of the participant’s highest average annual base salary and annual cash bonus over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. On December 13, 2010, pursuant to authority delegated by the Board, the Compensation Committee amended the Retirement Plan, effective January 1, 2011, by eliminating the inclusion of annual cash bonuses earned for years subsequent to 2010 in the computation of benefits. As amended, the annual retirement benefit would be the greater of (a) the retirement benefit accrued by the participant at December 31, 2010, based upon eligibility for vesting and years of service credited at such date, pursuant to the benefit formula in effect at December 31, 2010, or (b) a full service retirement benefit, if paid in the form of a joint and survivor annuity to a married participant who retires on reaching age 65 with 15 or more years of service, equal to 67% of the participant’s highest average annual base salary over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. Long-term incentives are not taken into account in computing retirement benefits.

Deferred Compensation Plan

Alleghany credits an amount equal to 15% of a Named Executive Officer’s base salary to the Deferred Compensation Plan each year. Entitlement to this savings benefit is not based on performance. As it is Alleghany’s intention that a significant portion of compensation for our Named Executive Officers be contingent on performance objectives, the savings benefit offered by the Deferred Compensation Plan provides a stable component of total compensation. In addition, the Deferred Compensation Plan permits our Named Executive Officers to elect to defer the receipt, and thus the taxation, of all of their base salary and their annual cash bonus. A participant may choose to have savings benefit credit amounts and deferred salary and bonus amounts either credited with interest or treated as though invested in our common stock. Effective January 1, 2011, a participant may also elect to have savings benefit credit amounts and deferred salary and bonus amounts increased or decreased by an amount proportionate to the growth or decline in our stockholders’ equity per share.

Financial Statement Restatements

It is our Board’s policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation awarded or paid to any of our officers where the award or payment was predicated upon the achievement of performance measures that were subsequently the subject of a restatement or otherwise adjusted in a manner that would reduce the size of any such award or payment. In this regard, the Compensation Committee is authorized to have Alleghany seek to recover any amount the Compensation Committee determines was inappropriately received by any officer.

Executive Officer Stock Ownership Guidelines

We expect our executive officers to achieve ownership of our common stock having an aggregate market value or book value (whichever is higher) based upon a multiple of base salary, as follows: for our President and chief executive officer, the multiple is five times base salary; for Senior Vice Presidents, the multiple is three times base salary; and for Vice Presidents, the multiple is one times base salary. We expect our executive officers to retain 75% of the shares of common stock they receive (net of taxes) in respect of awards under our long-term incentive plans until they achieve their applicable ownership levels, and they are expected to maintain such levels thereafter.

Tax Considerations

We are not allowed a deduction under the Code for any compensation paid to a “covered employee” in excess of $1.0 million per year, subject to certain exceptions. In general, “covered employees” include our President and our three other most highly compensated executive officers (not including our chief financial officer) who are in our employ and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for “performance-based compensation.” In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the board of directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals have been achieved prior to the payment of such compensation. Such requirements permit the committee administering the plan to make discretionary adjustments to performance goals that would reduce payouts but do not permit discretionary adjustments to performance goals that would increase payouts. In this regard, the 2005 MIP, which is administered by the Compensation Committee, provides that it is not exclusive and does not limit the authority of the Compensation Committee or the Board “to pay cash bonuses or other supplemental or additional incentive compensation to any employee . . . regardless of how the amount of such bonus or compensation is determined.”

Although the Compensation Committee believes that establishing appropriate compensation arrangements to retain and incentivize our executive officers best serves our interests and the interests of our stockholders, the Compensation Committee also believes that, when appropriate, consideration should be given to seeking to maximize the deductibility of the compensation paid to our executive officers. Consistent with the requirements of the 2005 MIP, all of the amounts identified under the Non-Equity Incentive Plan column of the Summary Compensation Table on page 54 paid to the Named Executive Officers are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Code. The cash bonuses paid to Mr. Dalrymple for 2010 and to the Named Executive Officers in respect of 2008 and identified under the Bonus column of the Summary Compensation Table on page 54 do not qualify as “performance-based compensation” for purposes of Section 162(m). Awards of incentive compensation made under the 2010 MIP, which applies to award periods beginning in 2011, are not required to qualify as “performance-based compensation” for purposes of Section 162(m). All of the performance shares awarded to the Named Executive Officers, as well as restricted stock awards to such officers, under the 2002 LTIP and the 2007 LTIP are intended to quality as “performance-based” compensation for purposes of Section 162(m).

PAYMENTS UPON TERMINATION OF EMPLOYMENT

Certain of our Named Executive Officers would be entitled to payments in the event of the termination of their employment. These payments, other than those that do not discriminate in scope, terms or operation in favor of the Named Executive Officers and that are generally available to all salaried employees, are described below.

Pursuant to his employment agreement with Alleghany, Mr. Hicks would be entitled to receive continued payments of his base salary until such payments aggregate $1.0 million on a gross basis, payable in accordance with our normal payroll and procedures, following termination of his employment other than for Cause or in the event of his death or Total Disability. As described in more detail on pages 58 through 60, the restricted stock award agreements with Messrs. Hicks and Gorham provide for pro rata payments in the event of termination of employment other than termination for Cause or Total Disability, if certain performance conditions have been met, and the restricted stock unit matching grant award agreement with Mr. Hicks provides for a pro rata payment in the event of the termination of employment without Cause or termination of employment by reason of Mr. Hicks’ death or Total Disability. The foregoing agreements generally define “Cause” to mean conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board of Directors of Alleghany, as well as the President in Mr. Gorham’s case, after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of their duties. “Total Disability” in the foregoing agreements generally is defined to mean inability to discharge duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

Other than the foregoing, there are no individual arrangements that would provide payments to our Named Executive Officers upon termination other than for cause or in the event of death or disability. Further, we do not have any arrangements with our Named Executive Officers that would provide for payments upon a change of control of Alleghany or upon a change of control and subsequent termination of employment.

A number of the plans described in this proxy statement have provisions that may result in payments upon termination of employment under certain circumstances as described below. Awards under our 2002 LTIP and 2007 LTIP provide for the pro rata payment of outstanding awards in the event of the termination of employment prior to the end of the award period. With respect to awards under the 2002 LTIP and 2007 LTIP, the pro rata payment would be based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, as determined by the Compensation Committee.

Our 2005 MIP also provides for the pro rata payment of outstanding awards in the event of a participant’s death or disability prior to the end of the award period, as determined by the Compensation Committee in its discretion. The pro rata payment would be based on such factors as the Compensation Committee, in its discretion, determines, but generally would be based on the elapsed portion of the award period and the achievement of the objectives set for such award period. In addition, if a participant’s employment with Alleghany is otherwise terminated during an award period, the Compensation Committee, in its discretion, will determine the amount, if any, of the outstanding award payable to such participant. Whether such payments are made, and the determination of the amount of such payments based on the provisions of the 2005 MIP, are subject to the sole discretion of the Compensation Committee in its administration of the 2005 MIP.

Additional payments upon any termination of employment would be made under our Retirement Plan and Executive Retiree Health Plan, or “Post-Retirement Medical Plan,” as long as the employee is eligible to receive benefits under the Retirement Plan at the time of the termination of employment. Our Deferred Compensation Plan also provides for payments of a participant’s vested savings benefit in the event of any termination of employment in the form previously elected by a participant subject to the provisions of Section 409A of the Code, as applicable, or if no election has been made, in a lump sum. A termination of employment will not cause an enhanced payment or other benefit to be made under the Deferred Compensation Plan. Information with respect to the Retirement Plan is set forth on pages 64 through 66, and information with respect to the Deferred Compensation Plan is set forth on pages 67 through 69.

The table below provides information regarding the amounts that Messrs. Hicks, Gorham, Hart, Borrelli and Dalrymple would be eligible to receive upon any termination of employment by Alleghany other than for cause, if such termination of employment occurred on December 31, 2010:

			Payments
		Payments	under
		under	Restricted
	Severance	Restricted	Stock					Post-
	under	Stock	Unit Matching	2002 and			Deferred	Retirement
	Employment	Award	Grant Award	2007 LTIP	2005	Retirement	Compensation	Medical
	Agreement	Agreements(2)	(3)	(4)	MIP(5)	Plan(6)	Plan(7)	Plan(8)	Total

Weston M. Hicks	$1,000,000 (1)	$5,413,769	$5,661,458	$5,989,367	$1,650,000	$5,132,474	$1,219,706	—	$26,066,774
Roger B. Gorham	—	$742,026	—	$1,878,523	$516,750	$1,308,753	$504,566	—	$4,950,618
Robert M. Hart	—	—	—	$1,820,403	$536,250	$3,084,375	$1,502,523	$206,200	$7,149,751
Jerry G. Borrelli	—	—	—	$607,548	$216,000	—	$263,062	—	$1,086,610
Christopher K. Dalrymple	—	—	—	$509,249	$192,000	$595,955	$356,918	—	$1,654,122

(1)	This amount would be paid by Alleghany in the form of continued payments of base salary.

(2)	Reflects award amounts payable to Mr. Hicks under his 2004 restricted stock agreement and to Mr. Gorham under his 2004 restricted stock agreement if Messrs. Hicks or Gorham were terminated other than for Cause or Total Disability (as such terms are defined in such agreements) based on the elapsed portion of the award period prior to termination and the performance goal of average annual compound growth in Book Value Per Share through the date of termination having been satisfied as of December 31, 2010. The terms of these agreements are described on pages 58 through 60.

(3)	Reflects award amount payable to Mr. Hicks under his 2002 restricted stock unit matching grant award agreement if Mr. Hicks was terminated without Cause or by reason of his death or Total Disability (as such terms are defined in such matching agreement) on the basis of 10% of the restricted stock unit account for each full year of employment measured from October 7, 2002, or 80% as of December 31, 2010. The terms of this restricted stock unit matching agreement are described on page 58.

(4)	Reflects payment of all outstanding LTIP awards, including amounts paid in February 2011 for the award period ending December 31, 2010, based on the elapsed portion of the award period prior to termination and average annual compound growth in Book Value Per Share through the date of termination, in accordance with the terms of the awards.

(5)	Reflects annual incentive earned in respect of 2010 under the 2005 MIP. These amounts, earned in respect of 2010 performance, were paid to the Named Executive Officers in February 2011 as reported in the Summary Compensation Table on page 54 and as described on pages 42 through 44.

(6)	Reflects payment of vested pension benefits, computed as of December 31, 2010, under the Retirement Plan to Messrs. Hicks, Gorham, Hart and Dalrymple. Mr. Borrelli was not vested in the Retirement Plan as of December 31, 2010. The determination of these pension benefits is described in more detail on pages 64 through 66. This amount does not include retiree life insurance death benefit, equal to the highest annual salary of a participant prior to the date of retirement, payable to Messrs. Hicks, Gorham, Hart and Dalrymple. Mr. Borrelli was not vested in such retiree life insurance death benefit as of December 31, 2010.

(7)	Reflects the aggregate vested account balance at December 31, 2010 of each Named Executive Officer’s savings benefit (consisting of Alleghany contributions and interest earned thereon) under the Deferred Compensation Plan.

(8)	Reflects accumulated accrued benefit under our Post-Retirement Medical Plan for Mr. Hart. Messrs. Hicks, Gorham, Borrelli and Dalrymple were not eligible to receive benefits under this plan at such date. Under the Post-Retirement Medical Plan, Alleghany would pay two-thirds of coverage premium and the Named Executive Officer would pay one-third of the coverage premium. Alleghany may terminate the Post-Retirement Medical Plan at any time.

EXECUTIVE COMPENSATION

The information under this heading relates to the compensation of Alleghany’s Named Executive Officers during 2010, 2009 and 2008. Alleghany does not use stock options to compensate its employees, including its Named Executive Officers. As a result, all tables contained under this heading “Executive Compensation” omit columns pertaining to stock options.

Summary Compensation Table

						Change in Pension
						Value and
					Non-Equity	Nonqualified
					Incentive Plan	Deferred	All Other
Name and				Stock	Compensation	Compensation	Compen-
Principal Position	Year	Salary	Bonus(1)	Awards(2)	(3)	Earnings(4)	sation(5)	Total

Weston M. Hicks,	2010	$1,000,000	—	$1,976,413	$1,650,000	$821,990	$188,066	$5,636,469
President and CEO	2009	$1,000,000	—	$1,894,548	$1,500,000	$1,065,643	$204,501	$5,664,692
	2008	$1,000,000	$1,275,000	$1,842,674	—	$1,594,268	$196,197	$5,908,139
Roger B. Gorham,	2010	$530,000	—	$628,431	$516,750	$462,259	$106,646	$2,244,086
Senior VP- Finance and	2009	$530,000	—	$602,397	$477,000	$316,023	$111,589	$2,037,009
Investments and CFO	2008	$530,000	$453,150	$585,828	—	$295,471	$106,955	$1,971,404
Robert M. Hart,	2010	$550,000	—	$326,042	$536,250	—	$85,072	$1,497,364
Senior Vice President —	2009	$550,000	—	$625,174	$495,000	$197,927	$130,288	$1,998,389
Law	2008	$550,000	$445,500	$607,970	—	$1,411,366	$123,405	$3,138,241
Jerry G. Borrelli,	2010	$360,000	—	$213,419	$216,000	$140,727	$77,658	$1,007,804
Vice President and CAO	2009	$350,000	—	$198,834	$210,000	$122,570	$78,241	$959,645
	2008	$340,000	$193,800	$188,020	—	$118,964	$73,004	$913,788
Christopher K. Dalrymple	2010	$320,000	$115,200	$189,766	$192,000	$161,760	$68,476	$1,047,202
Vice President,	2009	$300,000	—	$170,429	$180,000	$118,582	$68,806	$837,817
General Counsel and	2008	$280,000	$168,000	$154,619	—	$161,463	$62,007	$826,089
Secretary

(1)	Reflects (i) a cash bonus paid to Mr. Dalrymple for 2010 in recognition of his assumption of increased responsibilities in connection with Mr. Hart’s transition to retirement and (ii) cash bonuses paid to Named Executive Officers in respect of 2008.

(2)	Represents the grant date fair value of performance shares granted to the Named Executive Officers under the 2002 LTIP and 2007 LITP, and computed in accordance with ASC 718. The grant date fair value of such performance shares, assuming payouts at maximum, is as follows:

Name	2010	2009	2008

Mr. Hicks	$2,964,619	$2,841,822	$2,764,011
Mr. Gorham	$942,647	$903,595	$878,742
Mr. Hart	$489,063	$937,761	$911,955
Mr. Borrelli	$320,129	$298,251	$282,030
Mr. Dalrymple	$284,649	$255,643	$231,929

(3)	Represents cash incentive earned in respect of 2010 and 2009 pursuant to awards under the 2005 MIP. No cash incentive was earned in respect of 2008 pursuant to awards under the 2005 MIP.

(4)	Reflects change in pension value during 2010, 2009 and 2008. The value of Mr. Hart’s pension, taking into account his benefit election under Section 409A of the Code, decreased by $475,395 during 2010.

(5)	All Other Compensation Amounts reflect the following items:

			Life Insurance and
		Post-Retirement	Long Term-	Tax
Name	Year	Medical Plan(a)	Disability(b)	Reimbursement(c)	Savings Benefit(d)	Total

Weston M. Hicks	2010	$19,930	$10,620	$7,516	$150,000	$188,066
	2009	$37,488	$9,820	$7,193	$150,000	$204,501
	2008	$30,257	$9,420	$6,520	$150,000	$196,197
Roger B. Gorham	2010	$16,398	$6,204	$4,544	$79,500	$106,646
	2009	$21,598	$6,055	$4,436	$79,500	$111,589
	2008	$17,549	$5,928	$4,103	$79,375	$106,955
Robert M. Hart	2010	$(24,403)	$15,570	$11,405	$82,500	$85,072
	2009	$22,566	$14,558	$10,664	$82,500	$130,288
	2008	$18,406	$13,370	$9,254	$82,375	$123,405
Jerry G. Borrelli	2010	$14,694	$5,210	$3,816	$53,938	$77,658
	2009	$16,836	$5,140	$3,765	$52,500	$78,241
	2008	$13,624	$5,026	$3,479	$50,875	$73,004
Christopher K. Dalrymple	2010	$12,098	$4,908	$3,595	$47,875	$68,476
	2009	$15,532	$4,848	$3,551	$44,875	$68,806
	2008	$12,533	$4,491	$3,108	$41,875	$62,007

(a)	Amounts represent the change in Post-Retirement Medical Plan benefit value during each of the years presented.

(b)	Amounts represent the dollar value of the insurance premiums paid by Alleghany for the benefit of such individuals for life insurance and long-term disability insurance maintained by Alleghany on their behalf in each of the years presented. These life insurance policies provide a death benefit to each such officer if he is an employee at the time of his death equal to four times the amount of his annual salary at January 1 of the year of his death. These long-term disability insurance policies provide disability insurance coverage to each such officer in the event he becomes disabled (as defined in such policies) during his employment with Alleghany.

(c)	Amounts represent the reimbursement of taxes, and the reimbursement itself, on income imputed to such individuals pursuant to Alleghany’s long-term disability and life insurance policies as described above in each of the years presented.

(d)	Reflects savings benefits amounts credited by Alleghany pursuant to the Deferred Compensation Plan in each of the years presented. The method for calculating earnings on the savings benefit amounts under the Deferred Compensation Plan is set out on pages 67 through 69 in the narrative accompanying the Nonqualified Deferred Compensation table.

Grants of Plan-Based Awards in 2010

								All Other
								Stock
		Estimated Future Payouts Under			Estimated Future Payouts			Awards:
		Non-Equity Incentive			Under Equity Incentive			Number of	Grant Date
		Plan Awards(1)			Plan Awards(2)			Shares of	Fair Value
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	of Stock
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units (#)	Awards(3)

Weston M. Hicks	January 18, 2010	$880,000	$1,100,000	$1,650,000	2,250	7,500	11,250	—	$2,964,619
Roger B. Gorham	January 18, 2010	$275,600	$344,500	$516,750	715	2,385	3,577	—	$942,647
Robert M. Hart	January 18, 2010	$286,000	$357,500	$536,250	371	1,237	1,856	—	$489,063
Jerry G. Borrelli	January 18, 2010	$115,200	$144,000	$216,000	243	810	1,215	—	$320,129
Christopher K. Dalrymple	January 18, 2010	$102,400	$128,000	$192,000	216	720	1,080	—	$284,649

(1)	Reflects awards under the 2005 MIP. Threshold amounts reflect estimated possible payout if Adjusted Earnings Per Share equal 81% of Target Plan Earnings Per Share and maximum amounts reflect estimated possible payout if Adjusted Earnings Per Share equal 110% of Target Plan Earnings Per Share. If Adjusted Earnings Per Share is 80% or below of Target Plan Earnings Per Share, no payment would be made.

(2)	Reflects gross number of shares of common stock payable in connection with awards of performance shares for the 2010-2013 award period granted under the 2007 LTIP. Threshold amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 3.5% in the award period; target amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals 6% in the award period; and maximum amounts reflect estimated future payout of performance shares if average annual compound growth in Book Value Per Share equals or exceeds 8.5% in the award period (each as adjusted as described above). If average annual compound growth in Book Value Per Share is less than 3.5%, none of these performance shares would be payable. The determination of average annual compound growth in Book Value Per Share for purposes of determining payouts of these awards is subject to adjustment for stock dividends and, provided that the average annual compound growth in Book Value Per Share for the 2010-2013 award period, as adjusted for stock dividends, is positive, will also be adjusted to include the excess, if any, of such average annual compound growth over the Total Return on the S&P 500 Index (whether positive or negative and as calculated by Bloomberg Finance) for such period.

(3)	Reflects 2010 ASC 718 value of performance share awards for the 2010-2013 award period under the 2007 LTIP, as adjusted for stock dividends, assuming payouts at maximum.

Narrative Discussion Relating to the Summary Compensation Table
and Grants of Plan-Based Awards Table

Employment Agreement with Weston M. Hicks

On October 7, 2002, Alleghany and Mr. Hicks entered into an employment agreement pursuant to which Mr. Hicks agreed to serve as Executive Vice President of Alleghany. Pursuant to the terms of this employment agreement:

•	Mr. Hicks’ salary is to be reviewed annually.

•	If Mr. Hicks’ employment is terminated by Alleghany other than for “Cause” or other than in the case of his “Total Disability,” Alleghany will continue to pay his base salary after such termination until such payments aggregate $1,000,000 on a gross basis. “Cause” is defined as conviction of a felony; willful failure to implement reasonable directives of the Chairman or the Board of Alleghany after written notice, which failure is not corrected within ten days following notice thereof; or gross misconduct in connection with the performance of any of Mr. Hicks’ duties; and “Total Disability” is defined as Mr. Hicks’ inability to discharge his duties due to physical or mental illness or accident for one or more periods totaling six months during any consecutive twelve-month period.

•	Mr. Hicks and Alleghany entered into a restricted stock unit matching grant agreement dated as of October 7, 2002, whereby Mr. Hicks received a restricted stock unit matching grant under the 2002 LTIP of two restricted stock units for every share of common stock Mr. Hicks purchased or received pursuant to stock dividends on those purchased shares, or “Owned Shares,” on or before September 30, 2003 up to a maximum of 30,000 restricted stock units in respect of up to a maximum of 15,000 Owned Shares (in each case subject to increase to reflect any stock dividend paid in 2003). Material terms of this matching grant agreement, or the “Matching Grant Agreement,” are discussed below.

•	Mr. Hicks received a second grant of 29,291 performance-based restricted shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP upon his election as chief executive officer of Alleghany. Material terms of this restricted stock agreement are discussed below.

The employment agreement was the result of an arm’s-length negotiation between the Executive Committee of the Board and Mr. Hicks and was approved by the Compensation Committee and the Board. The Executive Committee determined that such provisions were appropriate and helpful in recruiting Mr. Hicks, and the Compensation Committee and the Board approved such determination.

2002 Restricted Stock Unit Matching Grant Award to Mr. Hicks

On August 25, 2003, Mr. Hicks purchased 10,000 shares of common stock and, pursuant to the Matching Grant Agreement, Alleghany credited him with 22,973 restricted stock units, as adjusted for stock dividends.

These restricted stock units are notional units of measurement denominated in shares of common stock and entitle Mr. Hicks to payment on account of such restricted stock units in an amount equal to the Fair Market Value, as defined in the Matching Grant Agreement, on the payment date of a number of shares of common stock equal to the number of restricted stock units to which Mr. Hicks is entitled to payment. All of the restricted stock units vest on October 7, 2012 and are to be paid in cash and/or shares of common stock, as the Compensation Committee may determine, on the date of the filing of Alleghany’s Annual Report on Form 10-K in respect of the year in which Mr. Hicks’ employment is terminated for any reason. If Mr. Hicks is terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the Matching Grant Agreement) prior to October 7, 2012, a pro rata portion of the restricted stock units credited to him shall vest and become nonforfeitable on the basis of 10% of such account for each full year of employment with Alleghany measured from October 7, 2002.

Mr. Hicks must maintain unencumbered beneficial ownership of the Owned Shares continuously throughout the period commencing with the initial purchase of Owned Shares and ending October 7, 2012 or the earlier date of a pro rata payout. To the extent he fails to do so, he will forfeit two restricted stock units for each Owned Share with respect to which he has not maintained unencumbered beneficial ownership for the required period of time. If, prior to October 7, 2012, Mr. Hicks voluntarily terminates his employment or Alleghany terminates Mr. Hicks’ employment for Cause, all of the restricted units shall be forfeited. Mr. Hicks may not transfer the restricted stock units and has no voting or other rights in respect of the restricted stock units.

2004 Restricted Stock Award to Mr. Hicks

Upon his appointment as President and chief executive officer of Alleghany on December 31, 2004, Mr. Hicks received a restricted stock award of 29,291 shares of common stock (as adjusted for stock dividends paid since the date of his employment agreement) under the 2002 LTIP as set forth in a restricted stock award agreement dated as of December 31, 2004 between Mr. Hicks and Alleghany. Such shares of restricted stock will vest:

(i) if Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011, or

(ii) if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2011, when Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2012, 2013 or 2014.

The performance goal set forth in clause (i) above was not met as of December 31, 2010.

If the performance goals are not achieved as of December 31, 2014, Mr. Hicks will forfeit all of the restricted shares. If Alleghany terminates Mr. Hicks’ employment after December 31, 2006 other than for Cause or Total Disability (as defined in the award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 29,291 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

2004 Restricted Stock Award to Mr. Gorham

In connection with commencing employment with Alleghany as Senior Vice President — Finance, Alleghany and Mr. Gorham entered into a restricted stock award agreement dated as of December 21, 2004. Under this award agreement, Mr. Gorham received a restricted stock award of 4,014 shares of common stock (which includes shares received in subsequent stock dividends which are similarly restricted) under the 2002 LTIP, which will vest:

(i) if Alleghany achieves average annual compound growth in Stockholders’ Equity Per Share (as defined in the award agreement) equal to 10% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011, or

(ii) if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2011, when Alleghany achieves average annual compound growth in

Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing January 1, 2005 and ending on December 31, 2012, 2013 or 2014.

The performance goal set forth in clause (i) above was not met as of December 31, 2010.

If the performance goals are not achieved as of December 31, 2014, Mr. Gorham will forfeit all of the restricted shares. If Mr. Gorham’s employment with Alleghany is terminated for any reason prior to the occurrence of any vesting date, he shall forfeit his interest in any restricted shares that have not yet vested; however, if Alleghany terminates Mr. Gorham’s employment after December 31, 2006 other than for Cause or Total Disability (as defined in the award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the required period of time, that number of restricted shares equal to 4,014 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

Outstanding Equity Awards at 2010 Fiscal Year-End

	Stock Awards
					Equity Incentive Plan
			Equity Incentive Plan		Awards: Market or
	Number of	Market Value of	Awards: Number of		Payout Value of
	Shares or Units	Shares or Units	Unearned Shares,		Unearned Shares,
	of Stock That	of Stock That	Units or Other Rights		Units or Other Rights
	Have Not	Have Not	That Have Not		That Have Not
Name	Vested (#)	Vested ($)	Vested (#)		Vested ($)

Weston M. Hicks	—	—	9,429	(1)	$2,904,363
	—	—	7,816	(2)	$2,407,578
	—	—	11,033	(3)	$3,398,741
	—	—	11,250	(4)	$3,465,478
	—	—	29,291	(5)	$9,022,949
	22,973 (6)	$7,076,823
Roger B. Gorham	—	—	2,885	(1)	$888,764
	—	—	2,485	(2)	$765,424
	—	—	3,508	(3)	$1,080,675
	—	—	3,577	(4)	$1,101,902
	—	—	4,014	(7)	$1,236,709
Robert M. Hart	—	—	2,997	(1)	$923,274
	—	—	2,579	(2)	$794,354
	—	—	3,641	(3)	$1,121,537
	—	—	1,856	(4)	$571,688
Jerry G. Borrelli	—	—	904	(1)	$278,583
	—	—	798	(2)	$245,661
	—	—	1,158	(3)	$356,700
	—	—	1,215	(4)	$374,213
Christopher K. Dalrymple	—	—	734	(1)	$226,067
	—	—	656	(2)	$202,021
	—	—	993	(3)	$305,743
	—	—	1,081	(4)	$332,739

(1)	Performance shares granted under the 2002 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2010.

(2)	Performance shares granted under the 2002 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2011.

(3)	Performance shares granted under the 2007 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2012.

(4)	Performance shares granted under the 2007 LTIP, calculated at maximum payout pursuant to SEC requirements, which vest after completion of the award period ending December 31, 2013.

(5)	Restricted stock award granted under the 2002 LTIP which vests (i) after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 10% or more over a calendar year period commencing on January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011 or (ii) if such performance goal has not been achieved as of December 31, 2011, after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing on January 1, 2005 and ending on December 31, 2012, 2013 or 2014. The performance goal set forth in clause (i) above was not met as of December 31, 2010. If the performance goals are not achieved as of December 31, 2014, all of the restricted stock will be forfeited. If Alleghany terminates Mr. Hicks’ employment after December 31, 2006 other than for Cause or Total Disability, and the 7% performance goal has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 29,291 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

(6)	Restricted stock units granted under the 2002 LTIP vest on October 7, 2012. As further described on page 58, if Mr. Hicks is terminated without Cause or by reason of his death or Total Disability prior to October 7, 2012, a pro rata portion of the restricted stock units credited to him shall vest and become nonforfeitable on the basis of 10% of such account for each full year of employment with Alleghany measured from October 7, 2002.

(7)	Restricted stock award granted under the 2002 LTIP which vests (i) after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 10% or more over a calendar year period commencing on January 1, 2005 and ending on December 31, 2008, 2009, 2010 or 2011 or (ii) if such performance goal has not been achieved as of December 31, 2011, after achievement of average annual compound growth in Stockholders’ Equity Per Share equal to 7% or more as measured over a calendar year period commencing on January 1, 2005 and ending on December 31, 2012, 2013 or 2014. The performance goal set forth in clause (i) above was not met as of December 31, 2010. If Alleghany terminates Mr. Gorham’s employment after December 31, 2006 other than for Cause or Total Disability, and the 7% performance goal has been satisfied in all respects except for the passage of the period of time required under the new award agreement, that number of restricted shares equal to 4,014 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2005 and ending on or before the date of such termination, and the denominator of which is ten, will vest.

2010 Stock Vested

	Stock Awards(1)
	Number of Shares	Dollar Value
Name	Acquired on Vesting	Realized on Vesting

Weston M. Hicks	7,862	$2,170,462
Roger B. Gorham	2,891	$798,118
Robert M. Hart	3,007	$830,142
Jerry G. Borrelli	880	$242,942
Christopher K. Dalrymple	707	$195,181

(1)	Reflects the gross amount of performance shares which vested upon certification of performance by the Compensation Committee on February 25, 2010 with respect to the award period ending December 31, 2009. Payouts of such performance shares were made at 104% of target. Of the gross share amounts reported above, the performance shares were settled in cash and in common stock, as follows:

Name	Net Share Portion of Award	Cash Portion of Award

Weston M. Hicks	4,228	$1,003,238
Roger B. Gorham	959	$533,367
Robert M. Hart	0	$830,142
Jerry G. Borrelli	354	$145,213
Christopher K. Dalrymple	408	$82,545

Pension Benefits

		Number of		Payments
		Years of	Present Value	During
		Credited	of Accumulated	Last
Name	Plan Name	Service	Benefit(1)	Fiscal Year

Weston M. Hicks	Alleghany Corporation Retirement Plan	8	$6,489,850	—
Roger B. Gorham	Alleghany Corporation Retirement Plan	6	$1,572,477	—
Robert M. Hart	Alleghany Corporation Retirement Plan	21 (2)	$3,021,577 (3)	—
Jerry G. Borrelli	Alleghany Corporation Retirement Plan	4	$532,502	—
Christopher K. Dalrymple	Alleghany Corporation Retirement Plan	9	$753,565	—

(1)	Reflects the estimated present value of the retirement benefit accumulated under the Retirement Plan as of December 31, 2010 (after giving effect to reduction for earlier benefit payments) by the Named Executive Officers, based in part on their years of service as of such date, as indicated in the table. The estimated present values are also based in part on the Named Executive Officers’ average compensation as of December 31, 2010 as determined under the Retirement Plan, which was $2,425,000 for Mr. Hicks; $995,075 for Mr. Gorham; $1,015,833 for Mr. Hart; $549,400 for Mr. Borrelli; and $473,600 for Mr. Dalrymple. The actuarial assumptions used to compute the present values are: a discount rate of 5.50% for pre-retirement interest, a 30-year U.S. treasury rate of 4.00% for post-retirement interest and the unloaded 1994 group annuity reserving unisex (projected 8 years) mortality table.

(2)	Includes five years of service granted by the Board to Mr. Hart in connection with the commencement of his employment with Alleghany. Maximum benefits under the Retirement Plan are attained upon 15 years of credited service.

(3)	The present value of Mr. Hart’s accumulated benefit was reduced by $6,808,644, which represents the present value of an earlier payment made to him from the Retirement Plan.

The Retirement Plan provides retirement benefits for our employees who are elected corporate officers and those who are designated as participants by the Board, including the Named Executive Officers. The retirement benefits are paid, following termination of employment, in the form of an annuity for the joint lives of a participant and his or her spouse or, alternatively, actuarially equivalent forms of benefits, including a lump sum. Prior to

January 1, 2011, the annual retirement benefit under the Retirement Plan, if paid in the form of a joint and survivor life annuity to a married participant who retires on reaching age 65 with 15 or more years of service, was equal to 67% of the participant’s highest average annual base salary and annual cash bonus over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. On December 13, 2010, pursuant to authority delegated by the Board, the Compensation Committee amended the Retirement Plan, effective January 1, 2011, by eliminating the inclusion of annual cash bonuses earned for years subsequent to 2010 in the computation of benefits. As amended, the annual retirement benefit would be the greater of (a) the retirement benefit accrued by the participant at December 31, 2010, based upon eligibility for vesting and years of service credited at such date, pursuant to the benefit formula in effect at December 31, 2010, or (b) a full service retirement benefit, if paid in the form of a joint and survivor annuity to a married participant who retires on reaching age 65 with 15 or more years of service, equal to 67% of the participant’s highest average annual base salary over a consecutive three-year period during the last ten years or, if shorter, the full calendar years of employment. The retirement benefit payable to a participant who retires at age 65 with more than five but fewer than 15 years of service will equal the amount produced by the formula set forth in clause (b) of the preceding sentence multiplied by a fraction the numerator of which is the number of the participant’s years of service and the denominator of which is 15, or, if greater, the retirement benefit accrued at December 31, 2010.

For some participants, including Mr. Hart, the retirement benefit produced under the formula described above is reduced by the actuarial equivalent of earlier benefit payments. For purposes of the formula, base salary is the amount that would be included in the salary column of the Summary Compensation Table for the relevant years. For computations involving years when annual cash bonuses are included in the formula for determining the amount of the retirement benefit, the cash bonus is the amount of the cash bonus earned under the 2005 MIP or predecessor plan or any other annual incentive bonus plan or discretionary annual award that would be included in either the Bonus or Non-Equity Incentive Plan Compensation column of the Summary Compensation Table as earned in respect of the relevant years. The Retirement Plan’s benefit formula contains a factor which will reduce a married participant’s benefit payments to the extent that a participant is older than his or her spouse.

If a participant becomes totally disabled prior to retirement, then for the period of total disability the participant is treated as earning annual base salary in an amount which is equal to his or her annual base salary at the time of disability, with such base salary amount adjusted annually for inflation. Further, a participant’s period of disability will be treated as continued employment for all purposes under the Retirement Plan, including for purposes of determining his or her years of service.

A participant who has terminated employment may start to receive benefits under the Retirement Plan as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to Normal Retirement Age, which is defined as age 65 with 15 years of service. A participant who terminated employment with us after reaching age 55 and completing at least 20 years of service, or after reaching age 60 and completing at least 10 years of service, will have a smaller reduction (a reduction equal to 3% of his or her accrued benefit) than a participant who terminated employment prior to reaching such age or completing such number of years of service (a reduction equal to 6% of his or her accrued benefit), and therefore has a subsidized early retirement benefit. The benefit payable to a participant who retires after Normal Retirement Age is increased to the greater of (i) the benefit taking into account additional years of service, salary increases and (for years prior to 2011) bonuses paid through the actual date of retirement or (ii) the benefit that is actuarially equivalent to the lump sum that would have been payable at Normal Retirement Age, such lump sum increased with interest to reflect the passage of time since Normal Retirement Age. For all purposes of the Retirement Plan, a participant’s years of service are the number of years, including a fraction thereof, included in the period which starts on the date he or she becomes a participant, and which ends on the date his or her employment with us terminates (except for Mr. Hart, who was granted five additional years of service in connection with the commencement of his employment with us).

As of December 31, 2010, Mr. Hart was age 66 and had 21 years of credited service, thus he could have retired and begun to receive a retirement benefit as of that date. As of December 31, 2010, Messrs. Hicks, Gorham, Borrelli and Dalrymple were under age 55, thus none of them would have been eligible to receive a subsidized early retirement benefit if he had retired as of that date. If Messrs. Hicks, Gorham, Borrelli and Dalrymple had retired on December 31, 2010, the present value of their retirement benefits assuming commencement at their earliest retirement dates and reflecting their benefit elections under Section 409A of the Code would have been $5,132,474 for Mr. Hicks, $1,308,753 for Mr. Gorham, and $595,955 for Mr. Dalrymple. Mr. Borrelli would not have been entitled to any retirement benefit if he had retired as of December 31, 2010 since he would not have had 5 years of service.

Nonqualified Deferred Compensation

			Aggregate
	Executive	Registrant	Earnings	Aggregate
	Contributions	Contributions	in Last	Withdrawals/	Aggregate
	in Last	in Last	Fiscal Year	Distributions	Balance at Last
Name	Fiscal Year	Fiscal Year(1)	(2)	(3)	Fiscal Year End

Weston M. Hicks	$—	$150,000	$35,416	$(2,175)	$1,217,531
Roger B. Gorham	$—	$79,500	$14,304	$(1,153)	$503,413
Robert M. Hart	$—	$82,500	$45,658	$(1,197)	$1,501,326
Jerry G. Borrelli	$210,000	$53,938	$7,209	$(5,824)	$1,415,863	(4)
Christopher K. Dalrymple	$—	$47,875	$10,283	$(694)	$356,224

(1)	Such amounts are included as a component of “All Other Compensation” for 2010 set forth in the Summary Compensation Table on page 54 and discussed in Note (5) to the Summary Compensation Table.

(2)	Amounts represent interest earned on amounts credited to savings benefit accounts during 2010. Such amounts are not included in the Summary Compensation Table on page 54 as these amounts are not considered to be above-market interest.

(3)	Represents distribution for tax purposes.

(4)	Of this amount, $1,153,583 consists of compensation earned by Mr. Borrelli that he elected to defer and $262,280 consists of contributions made by Alleghany to the savings benefit account of Mr. Borrelli.

Alleghany’s Deferred Compensation Plan, which was established in January 1982 and amended in January 2011, provides for unfunded deferred compensation arrangements for Alleghany officers and certain other employees. The following descriptions of “Savings Benefit Provisions” and “Compensation Deferral Provisions” of the Deferred Compensation Plan generally apply to amounts that were earned and vested under the Deferred Compensation Plan after December 31, 2004. Amounts earned and vested before January 1, 2005, or the “Pre-409A Benefits,” are subject to less stringent requirements concerning the time of payment of benefits under the Deferred Compensation Plan, but the substantive provisions that apply to the Pre-409A Benefits are generally the same as described below.

Savings Benefit Provisions

All corporate officers, including the Named Executive Officers, are eligible to participate in the Deferred Compensation Plan on the date of election or appointment.

Under the Deferred Compensation Plan, we credit a book reserve account in an amount equal to 3.75% of the base annual salary, excluding bonuses, commissions and severance pay, of each officer who is a participant at any time during such calendar quarter, resulting in an annual credit of 15% of a participant’s base annual salary, referred to as the “Savings Benefit Credit.” Each participant may elect to have those amounts either credited with interest at the prime rate (the “Prime Rate Alternative”) or treated as though invested in our common stock (the “Common Stock Alternative”). Effective January 1, 2011, each participant may also elect to have his or her Savings Benefit Credit amounts increased or decreased by an amount proportionate to the growth or decline of Alleghany stockholders’ equity per share (the “Stockholders’ Equity Alternative”). In general, payment of these amounts is made or commences on the date elected by the participant, which may not be later than 12 months following termination of employment, either in a lump sum or in installments as elected by the participant.

If a participant chooses the Prime Rate Alternative, that interest is computed from the date the Savings Benefit Credit is credited until the date that the amount is distributed to the participant or the date that the participant elects the Common Stock Alternative or the Stockholders’ Equity Alternative. The “prime rate” for purposes of the Deferred Compensation Plan means the rate of interest announced by JPMorgan Chase Bank as its prime rate at the close of the last business day of each month, which rate is deemed to remain in effect through the last business day of the next month. With respect to 2010, each of Messrs. Hicks, Gorham, Hart, Borrelli and Dalrymple elected the Prime Rate Alternative. With respect to 2011, Mr. Hicks elected the Stockholders’ Equity Alternative to apply to his Savings Benefit Credit; each of Messrs. Gorham, Hart and Borrelli elected to have the Prime Rate Alternative apply to his Savings Benefit Credit; and Mr. Dalrymple elected to have the Stockholders’ Equity Alternative apply to 50% of his Savings Benefit Credit and to have the Prime Rate Alternative apply to 50% of his Savings Benefit Credit.

Amounts treated as invested in our common stock reflect the investment experience which the account would have had if the amounts had been invested, without commissions or other transaction expenses, and held in whole or fractional shares of common stock during the deferral period. These amounts are adjusted as appropriate to reflect cash and stock dividends, stock splits, and other similar distributions or transactions which, from time to time, occur with respect to common stock. Dividends and other distributions are automatically credited at their cash value or the fair market value of any non-cash dividend or other distribution and are deemed to purchase common stock on the date of payment thereof. Common stock is deemed acquired, and is valued for purposes of payout or transfer, at a price per share equal to the mean between the high and low prices thereof on the applicable date on the New York Stock Exchange Consolidated Tape. A participant’s ability to elect to have his or her Savings Benefit

Credit amounts treated as invested (or not invested) in our common stock is subject to compliance with applicable securities laws.

Compensation Deferral Provisions

The Deferred Compensation Plan provides that participants may elect to defer all or part of their base salary and annual incentive compensation each year other than compensation that would be paid in the form of our common stock. Thus, currently, no long-term incentive compensation payable pursuant to the 2002 LTIP or 2007 LTIP may be deferred. Amounts deferred are credited with interest at the prime rate, unless a participant elects that such amounts be treated as invested in our common stock or elects the Stockholders’ Equity Alternative. A participant’s decision to have deferred amounts treated as invested (or not invested) in our common stock is also subject to compliance with applicable securities laws.

STOCKHOLDER NOMINATIONS AND PROPOSALS

Alleghany’s By-Laws, which are available on Alleghany’s website at www.alleghany.com, require that Alleghany be furnished with written notice with respect to:

•	the nomination of a person for election as a director, other than a person nominated by or at the direction of the Board, and

•	the submission of a proposal, other than a proposal submitted by or at the direction of the Board, at a meeting of stockholders.

In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to Alleghany generally not less than 30 days prior to the meeting. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of Alleghany at Alleghany’s principal executive offices.

In accordance with the rules of the SEC, any proposal of a stockholder intended to be presented at Alleghany’s 2012 Annual Meeting of Stockholders must be received by the Secretary of Alleghany by November 17, 2011 in order for the proposal to be considered for inclusion in Alleghany’s notice of meeting, proxy statement and proxy relating to the 2012 Annual Meeting, scheduled for Friday, April 27, 2012.

SHARED ADDRESS STOCKHOLDERS

In accordance with a notice sent to eligible stockholders who share a single address, we are sending only one annual report to stockholders and one proxy statement to that address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder of record wishes to receive a separate annual report to stockholders and proxy statement in the future, a separate copy may be obtained, without charge, upon written or oral request to the office of the Secretary, Alleghany Corporation, 7 Times Square Tower, New York, New York, 10036, telephone number (212) 752-1356. Eligible stockholders of record who receive multiple copies of our annual report to stockholders and proxy statement can request householding by contacting us in the same manner. Stockholders who own shares through a bank, broker, or other nominee can request householding by contacting the nominee. We hereby undertake to deliver promptly, upon written or oral request, a separate copy of the annual report to stockholders and proxy statement to a stockholder at a shared address to which a single copy of the document was delivered.

ADDITIONAL INFORMATION

At any time prior to their being voted, proxies are revocable by written notice to the Secretary of Alleghany or by appearance at the 2011 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Alleghany’s common stock on the record date must be present in person or represented by proxy for the transaction of business at the 2011 Annual Meeting.

Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Alleghany will bear the expenses in connection with the solicitation of proxies. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of common stock held of record by such persons, at Alleghany’s expense. Alleghany has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services Alleghany expects to pay fees of approximately $9,000 plus expenses.

By order of the Board of Directors

CHRISTOPHER K. DALRYMPLE
Vice President, General Counsel and Secretary

March 17, 2011

ALLEGHANY CORPORATION

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1 a.m. April 29, 2011

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/YAL • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Vote on Directors

1.	Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

	1a - Rex D. Adams	☐	☐	☐	1b - Weston M. Hicks	☐	☐	☐	1c - Jefferson W. Kirby	☐	☐	☐
Vote on Proposals
										For	Against	Abstain
2.
Ratification of Independent Registered Public Accounting Firm — The Board of Directors recommends a vote FOR the following proposal.
Ratification of KPMG LLP as Alleghany Corporation’s independent registered public accounting firm for the year 2011.
										☐	☐	☐
										For	Against	Abstain
3.	Say-on-Pay — The Board of Directors recommends a vote FOR the following proposal. Advisory vote to approve the executive compensation of Alleghany Corporation.									☐	☐	☐
										1 Yr	2 Yrs	3 Yrs	Abstain
4.	Say-When-on-Pay — The Board of Directors recommends a vote FOR 1 YEAR on this proposal. Advisory vote on the frequency of future stockholder advisory votes on executive compensation.									☐	☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

1 UPX

Important Notice Regarding Internet Availability of Proxy Materials for the Alleghany Corporation 2011 Annual Meeting of Stockholders to be Held on April 29, 2011.
Our proxy materials relating to our Annual Meeting (Notice of Meeting, Proxy Statement, Proxy and 2010 Annual Report to Stockholders on Form 10-K) are also available on the Internet. Please go to www.envisionreports.com/YAL to view and obtain proxy materials online.
For comments and/or address changes, please send an email to info2@alleghany.com or call 1.888.752.1356.
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — ALLEGHANY CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON APRIL 29, 2011
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Jefferson W. Kirby, Weston M. Hicks and Christopher K. Dalrymple proxies, each with the power to appoint his substitute and with authority in each to act in absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be held at the offices of its subsidiary RSUI Group, Inc., 945 East Paces Ferry Road, 18th Floor, Atlanta, Georgia, on Friday, April 29, 2011, at 10:00 a.m. local time, and any adjournments thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the meeting.
THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
IMPORTANT - THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE